Exhibit 10.1

EXECUTION VERSION

TWELFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 29, 2021

among

RESTORATION HARDWARE, INC.,
as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

BANK OF AMERICA, N.A.
as Administrative Agent and Collateral Agent

and

The Other Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents

BMO HARRIS BANK, N.A.
as Documentation Agent

BOFA SECURITIES, INC.

JPMORGAN CHASE BANK, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

 Section Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS2

1.01Defined Terms2

1.02Other Interpretive Provisions66

1.03Accounting Terms67

1.04Interest Rates68

1.05Times of Day68

1.06Letter of Credit Amounts68

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS68

2.01Domestic Revolving Loans and Canadian Revolving Loans.68

2.02Borrowings, Conversions and Continuations of Loans.69

2.03Letters of Credit.72

2.04Swing Line Loans.81

2.05Prepayments.84

2.06Termination or Reduction of Commitments.86

2.07Repayment of Loans.87

2.08Interest.87

2.09Fees87

2.10Computation of Interest and Fees.88

2.11Evidence of Debt.89

2.12Payments Generally; Agent’s Clawback.89

2.13Sharing of Payments by Lenders91

2.14Settlement Amongst Revolving Lenders91

2.15Increase in Commitments.92

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER95

3.01Taxes.95

3.02Illegality98

3.03Inability to Determine Rates.99

3.04Increased Costs; Reserves on LIBOR Rate Loans and BA Equivalent Loans.101

3.05Compensation for Losses102

3.06Mitigation Obligations; Replacement of Lenders.103

3.07Survival103

3.08Designation of Lead Borrower as Domestic Borrowers’ Agent.104

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS104

4.01Conditions to Effectiveness104

4.02Conditions to all Credit Extensions107

ARTICLE V REPRESENTATIONS AND WARRANTIES108

5.01Existence, Qualification and Power108

5.02Authorization; No Contravention108

5.03Governmental Authorization; Other Consents108

5.04Binding Effect108

(i)

5.05Financial Statements; No Material Adverse Effect.109

5.06Litigation109

5.07No Default109

5.08Ownership of Property.110

5.09Environmental Compliance.110

5.10Insurance110

5.11Taxes111

5.12ERISA Compliance; Canadian Pension Plans.111

5.13Material Subsidiaries; Equity Interests112

5.14Margin Regulations; Investment Company Act.112

5.15Disclosure112

5.16Compliance with Laws112

5.17Intellectual Property; Licenses, Etc.112

5.18Labor Matters.113

5.19Security Documents.113

5.20Solvency.114

5.21Deposit Accounts; Credit Card Arrangements.114

5.22Brokers114

5.23Sanctions Concerns and Anti-Corruption Laws.114

5.24Beneficial Ownership Certification115

5.25Affected Financial Institutions.  No Loan Party is an Affected Financial Institution.115

5.26Covered Entities.  No Loan Party is a Covered Entity.115

ARTICLE VI AFFIRMATIVE COVENANTS115

6.01Financial Statements115

6.02Certificates; Other Information117

6.03Notices118

6.04Payment of Obligations119

6.05Preservation of Existence, Etc.119

6.06Maintenance of Properties119

6.07Maintenance of Insurance.120

6.08Compliance with Laws120

6.09Books and Records; Accountants.121

6.10Inspection Rights.121

6.11Additional Loan Parties122

6.12Cash Management.122

6.13Information Regarding the Collateral123

6.14Physical Inventories.124

6.15Environmental Laws124

6.16Further Assurances.124

6.17Compliance with Terms of Leaseholds.125

6.18Material Contracts125

ARTICLE VII NEGATIVE COVENANTS125

7.01Liens125

7.02Investments125

7.03Indebtedness; Disqualified Stock; Equity Issuances125

7.04Fundamental Changes125

7.05Dispositions126

7.06Restricted Payments126

(ii)

7.07Prepayments of Indebtedness127

7.08Change in Nature of Business128

7.09Transactions with Affiliates128

7.10Burdensome Agreements128

7.11Use of Proceeds128

7.12Amendments to Organizational Documents. Amend, modify or waive any of a Loan Party’s rights under its Organization Documents in a manner materially adverse to the Credit Parties.129

7.13Fiscal Year.129

7.14Deposit Accounts; Credit Card Processors.129

7.15Consolidated Fixed Charge Coverage Ratio.129

7.16Canadian Pension Plans.129

7.17Sanctions.129

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES129

8.01Events of Default129

8.02Remedies Upon Event of Default132

8.03Application of Funds.133

ARTICLE IX THE AGENT136

9.01Appointment and Authority.136

9.02Rights as a Lender136

9.03Exculpatory Provisions137

9.04Reliance by Agent.138

9.05Delegation of Duties138

9.06Resignation of Agent138

9.07Non-Reliance on Agent and Other Lenders139

9.08No Other Duties, Etc.139

9.09Agent May File Proofs of Claim139

9.10Collateral and Guaranty Matters140

9.11Notice of Transfer.141

9.12Reports and Financial Statements.141

9.13Agency for Perfection.142

9.14Indemnification of Agent142

9.15Relation among Lenders142

9.16Defaulting Lender.142

9.17Risk Participation.144

9.18Certain ERISA Matters.145

9.19Recovery of Erroneous Payments146

ARTICLE X MISCELLANEOUS146

10.01Amendments, Etc.146

10.02Notices; Effectiveness; Electronic Communications.148

10.03No Waiver; Cumulative Remedies149

10.04Expenses; Indemnity; Damage Waiver.150

10.05Payments Set Aside151

10.06Successors and Assigns.151

10.07Treatment of Certain Information; Confidentiality155

10.08Right of Setoff156

10.09Interest Rate Limitation156

(iii)

10.10Counterparts; Integration; Effectiveness156

10.11Survival157

10.12Severability157

10.13Replacement of Lenders158

10.14Governing Law; Jurisdiction; Etc.158

10.15Waiver of Jury Trial159

10.16No Advisory or Fiduciary Responsibility159

10.17Patriot Act Notice160

10.18Foreign Asset Control Regulations160

10.19Canadian Anti-Money Laundering Legislation.161

10.20Time of the Essence161

10.21Press Releases.161

10.22Judgment Currency.162

10.23Additional Waivers.162

10.24No Strict Construction.163

10.25Attachments.164

10.26Limitation of Canadian Borrower Liability.164

10.27Amendment and Restatement.164

10.28Quebec Interpretive Provision.164

10.29Keepwell.165

10.30Acknowledgement and Consent to Bail-In of Affected Financial Institutions.165

10.31Acknowledgement Regarding Any Supported QFCs166

SIGNATURES………………………………………………………………………………S-167

(iv)

SCHEDULES

2.01Commitments and Applicable Percentages

5.01Loan Parties Organizational Information

5.08(b)(1)Owned Real Estate

5.08(b)(2)Leased Real Estate

5.10Insurance

5.11Taxes

5.13Material Subsidiaries; Equity Interests

5.21(a)DDAs

5.21(b)Credit Card Arrangements

6.02Financial and Collateral Reporting

6.05Immaterial Subsidiaries

7.01Liens Existing on the Effective Date

7.02Investments Existing on the Effective Date

7.03Indebtedness Outstanding on the Effective Date

10.02Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1Domestic Revolving Loan Notice

A-2Canadian Loan Notice

BSwing Line Loan Notice

C-1Domestic Revolving Note

C-2Canadian Note

C-3Swing Line Note

DCompliance Certificate

EAssignment and Assumption

FBorrowing Base Certificate

GCredit Card Notification

HTransaction Certificate

(v)

TWELFTH AMENDED AND RESTATED CREDIT AGREEMENT

This TWELFTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of July 29, 2021, among

RESTORATION HARDWARE, INC., a Delaware corporation, as a Domestic Borrower and the Lead Borrower (as hereinafter defined);

the Other Domestic Borrowers (as hereinafter defined);

RESTORATION HARDWARE CANADA, INC., a British Columbia company, as the Canadian Borrower;

the Guarantors;

each Lender from time to time party hereto;

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent;

JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents; and

BMO HARRIS BANK, N.A., as Documentation Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Domestic Revolving Lenders make available to the Domestic Borrowers a revolving credit facility (including a letter of credit sub-facility) in an initial maximum amount not to exceed $600,000,000, the proceeds of which shall be used by the Domestic Borrowers for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;

WHEREAS, the Borrowers have requested that the Canadian Lenders make available to the Canadian Borrower a revolving credit sub-facility in the maximum principal amount of $10,000,000, the proceeds of which shall be used by the Canadian Borrower for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;

WHEREAS, prior to the date of this Agreement, the Borrowers, on the one hand, and Bank of America, N.A., as Agent thereunder, and the lenders party thereto, on the other hand, previously entered into an Eleventh Amended and Restated Credit Agreement dated as of June 28, 2017 (as amended and in effect, the “Existing Credit Agreement”), pursuant to which the lenders party thereto provided the Borrowers with certain financial accommodations;

WHEREAS, in accordance with Section 10.01 of the Existing Credit Agreement, the Borrowers, the Lenders, and the Agent desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as set forth herein (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2023 Notes Reserve” shall mean an amount of $335,000,000. The 2023 Notes Reserve shall be implemented on the date that is sixty (60) days prior to the maturity of the 2023 Senior Notes and shall remain in effect until released in whole or in part in connection with the (i) repayment, defeasance or conversion of the 2023 Senior Notes or (ii) Permitted Refinancing of the 2023 Senior Notes so long as the maturity thereof is extended to a date that is not less than six (6) months after the Maturity Date; provided that for the avoidance of doubt, the amount of the 2023 Notes Reserve in effect at any time shall be reduced dollar for dollar by (x) the amount of cash in the Notes Reserve Account at such time (but for the avoidance of doubt, without duplication of any reduction of the 2024 Notes Reserve), (y) the amount of any partial repayment, defeasement or conversion of the 2023 Senior Notes that has been completed at such time and upon all such 2023 Senior Notes being repaid, defeased and/or converted the 2023 Notes Reserve shall be reduced to $0, and (z) in the event that any portion of the $335,000,000 outstanding principal amount of the 2023 Senior Notes is repaid, defeased or converted prior to the date that is sixty (60) days prior to the maturity of the 2023 Senior Notes, then the 2023 Notes Reserve shall be reduced by the amount that was so repaid, defeased or converted with such reduction occurring on the date of implementation of the 2023 Notes Reserve.

“2024 Notes Reserve” shall mean an amount of $350,000,000. The 2024 Notes Reserve shall be implemented on the date that is sixty (60) days prior to the maturity of the 2024 Senior Notes and shall remain in effect until released in whole or in part in connection with the (i) repayment, defeasance or conversion of the 2024 Senior Notes or (ii) Permitted Refinancing of the 2024 Senior Notes so long as the maturity thereof is extended to a date that is not less than six (6) months after the Maturity Date; provided that for the avoidance of doubt, the amount of the 2024 Notes Reserve in effect at any time shall be reduced dollar for dollar by (x) the amount of cash in the Notes Reserve Account at such time (but for the avoidance of doubt, without duplication of any reduction of the 2023 Notes Reserve), (y) the amount of any partial repayment, defeasement or conversion of the 2024 Senior Notes that has been completed at such time and upon all such 2024 Senior Notes being repaid, defeased and/or converted the 2024 Notes Reserve shall be reduced to $0, and (z) in the event that any portion of the $350,000,000 outstanding principal amount of the 2024 Senior Notes is repaid, defeased or converted prior to the date that is sixty (60) days prior to the maturity of the 2024 Senior Notes, then the 2024 Notes Reserve shall be reduced by the amount that was so repaid, defeased or converted with such reduction occurring on the date of implementation of the 2024 Notes Reserve.

“2023 Senior Notes” is defined in the definition of Senior Notes.

“2024 Senior Notes” is defined in the definition of Senior Notes.

“Accelerated Borrowing Base Delivery Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability at least equal to the greater of (x) twelve and one-half percent (12.5%) of the Loan Cap, or (y) $50,000,000, in each case for five (5) consecutive Business Days.  For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (x) twelve and one-half percent (12.5%)  of Loan Cap, or (y) $50,000,000 for sixty (60) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Acceptable BOL” means, with respect to In-Transit Inventory, a tangible bill of lading which shall, at the direction of the Agent in its Permitted Discretion, be a negotiable bill of lading that (i) is issued by a common carrier which is not an Affiliate of the applicable foreign vendor or applicable Domestic Borrower or Canadian Borrower, and which is in actual possession of such In-Transit Inventory or by an Eligible NVOCC; (ii) covers only such In-Transit Inventory; (iii) is issued to the order of a Domestic Borrower or Canadian Borrower or, while an Event of Default exists or at any time that Excess Availability is less than twenty percent (20%) of the Loan Cap, if so requested by the Agent, to the order of the Agent; (iv) is subject to the first priority Lien of the Agent and no other Lien that is not a Permitted Encumbrance; and (v) the Agent has not notified the applicable Domestic Borrower or Canadian Borrower that such bill of lading is not in form and content reasonably acceptable to the Agent.

“Accommodation Payment” as defined in Section 10.23(d).

“Account” means “accounts” as defined in the UCC or the PPSA, as applicable, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person, any transaction that constitutes, or is part of a group of transactions which are part of a common plan for, (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger, amalgamation or consolidation of such Person with any other Person or (d) any other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets or Store locations of any Person.

“Act” shall have the meaning provided in Section 10.17.

“Additional Commitment Lender” shall have the meaning provided in Section 2.15(c).

“Adjustment Date” means the first day after the end of each Calendar Quarter.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means collectively, the Administrative Agent and the Collateral Agent, and individually means either of them, as applicable.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as any Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Commitments” means the sum of the Aggregate Revolving Commitments, as may be increased in accordance with Section 2.15 or as may be reduced pursuant to Section 2.06.

“Aggregate Revolving Borrowing Base” means the sum of the Domestic Revolving Borrowing Base and the Canadian Borrowing Base.

“Aggregate Revolving Commitments” means the aggregate of the Canadian Revolving Commitments and the Domestic Revolving Commitments.  As of the Effective Date, the Aggregate Revolving Commitments are $600,000,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.23(d).

“AML Legislation” has the meaning specified in Section 10.19.

“Applicable Lenders” means the Required Lenders, the Required Supermajority Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means from and after the Effective Date and on each Adjustment Date occurring thereafter, the percentages set forth in the following pricing grid based upon the average daily Excess Availability during the Calendar Quarter ended immediately preceding such Adjustment Date; provided, however, that if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit), or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect, in each case, in a way that affects such average daily Excess Availability such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Excess Availability for the immediately preceding Calendar Quarter	Base Rate Margin, U.S. Index Rate Margin and Canadian Prime Rate Margin	LIBOR Margin and BA Rate Margin
I	Less than 30% of the Loan Cap	0.75%	1.75%

II	Equal to or greater than 30% of the Loan Cap but less than or equal to 60% of the Loan Cap	0.50%	1.50%
III	Greater than 60% of the Loan Cap	0.25%	1.25%

“Applicable Percentage” means, with respect to (a) any Domestic Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Domestic Total Revolving Commitments represented by such Domestic Revolving Lender’s Domestic Revolving Commitment at such time, (b) any Canadian Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Total Revolving Commitments represented by such Canadian Lender’s Canadian Revolving Commitment at such time and (c) any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Domestic Revolving Commitment and Canadian Revolving Commitment at such time. If the Domestic Revolving Commitments and/or Canadian Revolving Commitments of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to fifty percent (50%) of the Applicable Margin for LIBOR Rate Loans, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for LIBOR Rate Loans.

“Appraised Value” means, (a) with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Lead Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, or (b) with respect to Eligible Trade Names, the forced liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means BofA Securities, Inc., in its capacity as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended January 30, 2021, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of Holdings and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines may need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which the Agent believes in good faith could adversely affect any component of the Canadian Borrowing Base or the Domestic Revolving Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States or Canada; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and similar Governmental Authorities and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower, (v) Customer Credit Liabilities, (vi) customer deposits, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory and the Appraised Value of Eligible Trade Names between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral, (ix) the Agent’s estimate of Canadian Priority Payable Reserves; (x) Cash Management Reserves, (xi) Bank Product Reserves and (xii) royalties payable in respect of licensed merchandise.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“BA Equivalent Loan” means any Canadian Revolving Loan in CD$ bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Article II.

“BA Equivalent Borrowing” means any Borrowing comprised of BA Equivalent Loans.

“BA Rate” means, for the Interest Period of each BA Equivalent Loan, the rate of interest per annum equal the Canadian Dollar bankers' acceptance rate, or comparable or successor rate approved by the Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the BA Equivalent Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by the Agent from time to time).   Notwithstanding the foregoing or anything else herein to the contrary, the BA Rate shall in no event be less than zero percent (0.0%).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America-Canada Branch” means Bank of America, N.A. (acting through its Canada branch), a banking corporation carrying on business under the Bank Act (Canada).

“Bank of Canada Overnight Rate” means, on any date of determination, the rate of interest charged by the Bank of Canada on one-day Canadian dollar loans to financial institutions, for such date.

“Bank Products” means any services or facilities provided to Holdings and its Relevant Subsidiaries by the Agent, any Lender, or any of their respective Affiliates or branches, including, without limitation, on account of (a) Swap Contracts, (b) purchase cards, and (c) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding Cash Management Services. For clarity, any Bank Products provided to Holdings  or any Subsidiary that is not a Loan Party shall be deemed provided for the account of the Loan Parties, and the Loan Parties shall be deemed to have guaranteed the payment and performance of the obligations of Holdings and such Subsidiary with respect to such Bank Products and such Bank Products shall be secured by the Collateral as if provided directly to the Loan Parties.

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the L/C Issuer.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBOR Rate plus one percent (1.00%).  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1)For purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Agent:

(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one (1) month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three (3) months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six (6) months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve (12) months’ duration, or

(b)the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points);

provided  that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Agent determines that Term SOFR has become available and is administratively feasible for the Agent in its sole discretion, and the Agent notifies the Lead Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2)For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Lead Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero percent (0%), the Benchmark Replacement will be deemed to be zero percent (0%) for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “U.S. Index Rate”, the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, Conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease; provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time and including all regulations thereunder.

“Blocked Account” means each DDA subject to a Blocked Account Agreement.

“Blocked Account Agreement” means with respect to a DDA, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of, or better evidencing Agent’s Lien on, such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent, without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” means, individually and collectively, the Lead Borrower, the Other Domestic Borrowers, the Canadian Borrower, and any other Person who subsequently becomes a Borrower hereunder.

“Borrowing” means a Canadian Revolving Borrowing or a Domestic Revolving Borrowing, as applicable, or a Swing Line Borrowing, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Domestic Revolving Borrowing Base and the Canadian Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market; provided that when used in connection with any Revolving Loan by a Canadian Lender, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in Toronto, Ontario, Canada or Vancouver, British Columbia, Canada.

“Calendar Quarter” means any calendar quarter of any Fiscal Year, which quarters shall generally end on the last calendar day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Canadian Availability” means, as of any date of determination thereof, the result, if a positive number, of the Equivalent CD$ Amount of:

(a)the Canadian Loan Cap

minus

(b)the Canadian Total Revolving Outstandings on such date.

“Canadian Borrower” means Restoration Hardware Canada, Inc., a company incorporated under the laws of British Columbia.

“Canadian Borrowing Base” means, at any time of calculation, an amount equal to the Equivalent CD$ Amount of:

(a)the face amount of Eligible Credit Card Receivables of the Canadian Borrower, net of Receivables Reserves, multiplied by ninety percent (90%);

plus

(b)the product of (i) the Inventory Advance Rate multiplied by (ii) the Appraised Value of Eligible Inventory of the Canadian Borrower, net of Inventory Reserves, multiplied by (iii) the Cost of Eligible Inventory of the Canadian Borrower;

minus

(c)without duplication of any Receivables Reserves or Inventory Reserves, the amount of all Availability Reserves then applicable to the Canadian Loan Parties.

“Canadian Concentration Account” has the meaning provided in Section 6.12(b).

“Canadian Credit Extensions” shall mean the making of a Canadian Revolving Loan to the Canadian Borrower or any Canadian L/C Credit Extensions.

“Canadian Credit Party” or “Canadian Credit Parties” means (a) individually, (i) each Canadian Lender and each of its Affiliates and branches to whom any Canadian Liabilities are owed, (ii) the Agent, (iii) each L/C Issuer with respect to Canadian Letters of Credit, (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Canadian Loan Party under any Loan Document, (vi) any other Person to whom Canadian Liabilities under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Canadian Dollars” and “CD$” refer to lawful money of Canada.

“Canadian Lenders” means Bank of America-Canada Branch and any other Person having Canadian Revolving Commitments from time to time or at any time, each of which is a Canadian Qualified Lender unless otherwise permitted in this Agreement.

“Canadian Letter of Credit” means each Letter of Credit issued hereunder for the account of the Canadian Borrower.

“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian Letter of Credit Sublimit” means an amount equal to $10,000,000.  The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Total Revolving Commitments.  A permanent reduction of the Canadian Total Revolving Commitments shall require a corresponding reduction in the Canadian Letter of Credit Sublimit; provided, however, that if the Canadian Total Revolving Commitments are reduced to an amount less than the Canadian Letter of Credit Sublimit, then the Canadian Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Canadian Borrower’s option, less than) the Canadian Total Revolving Commitments.

“Canadian Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Canadian Revolving Loan or Canadian Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Canadian Loan Party or any Affiliate or branch thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Canadian Liabilities.

“Canadian Loan Cap” means, at any time of determination, the lesser of (a) the Canadian Total Revolving Commitments and (b) the Canadian Borrowing Base.

“Canadian Loan Notice” means a notice of (a) a Canadian Revolving Borrowing, (b) a Conversion of Canadian Revolving Loans from one Type to the other, or (c) a continuation of BA Equivalent Loans or LIBOR Rate Loans of the Canadian Borrower, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Canadian Loan Parties” means, collectively, the Canadian Borrower and each Canadian Subsidiary that is or becomes a guarantor of the Canadian Liabilities.  “Canadian Loan Party” means any one of such Persons.

“Canadian Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Lender evidencing Canadian Revolving Loans made by such Canadian Lender, substantially in the form of Exhibit C-2.

“Canadian Overadvance” means a Canadian Credit Extension to the extent that, immediately after its having been made, Canadian Availability is less than zero.

“Canadian Pension Plan” means any pension plan that is subject to the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory and the Income Tax Act (Canada) or other tax statute or regulation in Canada and that is either (a) maintained or sponsored by any Canadian Loan Party or any Canadian Subsidiary that is a Material Subsidiary for employees or former employees, or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Loan Party or any Canadian Subsidiary that is a Material Subsidiary is making or accruing an obligation to make contributions or has made or accrued such contributions.

“Canadian Prime Rate” means, for any day, a fluctuating rate per annum equal to the highest of: (i) the per annum rate of interest designated by Bank of America-Canada Branch from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; or (ii) the BA Rate for a one (1) month interest period as of such day, plus one percent (1.00%).  Any change in such rate shall take effect at the opening of business on the applicable Business Day.  Notwithstanding the foregoing or anything else herein to the contrary, the Canadian Prime Rate shall in no event be less than zero percent (0.0%).

“Canadian Prime Rate Loan” means a Canadian Revolving Loan in CD$ that bears interest based on the Canadian Prime Rate.

“Canadian Priority Payable Reserves” means, at any time, without duplication, the obligations, liabilities and indebtedness at such time which have, or could in any proceeding have, a trust, deemed trust, constructive trust, right of garnishment, right of distress, charge or statutory Lien imposed to provide for payment or Liens ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Liabilities on any of the Collateral under federal, provincial, state, county, territorial, municipal, or local law including, to the extent that there is such a trust, statutory Liens or Liens in respect of the specified item that has or is capable of having such rank, claims for unremitted and accelerated rents, utilities, taxes (including sales taxes, value added taxes, amounts deducted or withheld or not paid and remitted when due under the Income Tax Act (Canada), excise taxes, goods and services taxes (“GST”) and harmonized sales taxes (“HST”) payable pursuant to Part IX of the Excise Tax Act (Canada) or similar taxes under provincial or territorial law), the claims of a labourer or worker (whether full-time or part-time) who is owed wages (including any amounts protected by the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or 81.4 of the BIA), salaries, commissions, disbursements, compensation or other amounts

(such as union dues payable on behalf of employees) by the Canadian Loan Parties, vacation pay, severance pay, employee source deductions, workers’ compensation obligations, government royalties or pension fund obligations  (including claims in respect of, and all amounts currently or past due and not contributed, remitted or paid to, or pursuant to, any Canadian Pension Plan, the Pension Benefits Act (Ontario) or any similar law, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which may be or may become subject to a right of a supplier to recover possession thereof or to exercise rights of revendication with respect thereto under any federal, provincial, state, county, municipal, territorial or local law, including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA or the Civil Code of Quebec.

“Canadian Qualified Lender” means a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Credit Party for purposes of the Income Tax Act (Canada).

“Canadian Revolving Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Loans of the same Type and, in the case of BA Equivalent Loans or LIBOR Rate Loans, having the same Interest Period made by each of the Canadian Lenders pursuant to Article II.

“Canadian Revolving Commitments” means, as to each Canadian Lender, its obligation to (a) make Canadian Revolving Loans to the Canadian Borrower pursuant to Article II and (b) purchase participations in L/C Obligations in respect of Canadian Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Canadian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Revolving Loan” means an extension of credit by a Canadian Lender to the Canadian Borrower (to the extent based on Canadian Availability) under Article II.

“Canadian Security Documents” means (a) the Security Agreement dated as of August 3, 2011 between the Canadian Borrower and the Agent for the benefit of the Canadian Credit Parties and (b) each other security agreement or other instrument or document executed and delivered by any Canadian Loan Party to the Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Canadian Loan Party for the benefit of the Canadian Credit Parties, as security for the Canadian Liabilities, in each case, amended, modified, supplemented, renewed, restated or replaced.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Canadian Total Revolving Commitments” means the aggregate of the Canadian Revolving Commitments of all Canadian Lenders.  On the Effective Date, the Canadian Total Revolving Commitments are $10,000,000.

“Canadian Total Revolving Outstandings” as of any day, shall be equal to the sum of (a) the principal balance of all Canadian Revolving Loans then outstanding, and (b) the then amount of the Canadian L/C Credit Extensions.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition, construction or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that in no event shall obligations under any leases accounted for as “build-to-suit” transactions under ASC 840-40-55-2 or as a “financing” or using the “deposit method” under ASC 840-40-25-11 be included in any calculation of the amount of Capital Lease Obligations.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Domestic Loan Parties with Bank of America, and in the name of the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, and, in the case of the Canadian Borrower, a non-interest bearing account established by the Canadian Borrower with the Agent at Bank of America-Canada branch under the sole and exclusive dominion and control of the Agent, in each case in which deposits are required to be made in accordance with Section 2.03(g) or 8.02(c).

“Cash Collateralize” means to deposit in the Cash Collateral Account or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Agent, the L/C Issuer or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect thereof (as the context may require), L/C Obligations, cash or deposit account balances or, if the Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Domestic Borrowers to maintain Excess Availability of at least the greater of (x) $40,000,000 and (y) ten percent (10%) of the Loan Cap.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been waived by the Required Lenders, and (ii) if the Cash Dominion Event arises as a result of the Domestic Borrowers’ failure to achieve Excess Availability as required hereunder, until the first day on which Excess Availability shall have exceeded the greater of (1) $40,000,000 and (2) ten percent (10%) of the Loan Cap for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and Excess Availability exceeds the required amount for thirty (30) consecutive days) at all times during any Fiscal Year after a Cash Dominion Event has occurred and been discontinued on three (3) occasions in such Fiscal Year. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services provided to Holdings and its Relevant Subsidiaries by the Agent or any Lender or any of their respective Affiliates, including, without limitation (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, and (d) credit or debit cards. For clarity, any Cash Management Services provided to Holdings or any Subsidiary that is not a Loan Party shall be deemed provided for the account of the Loan Parties, and the Loan Parties shall be deemed to have guaranteed the payment and performance of the obligations of Holdings and such Subsidiary with respect to such Cash Management Servicers and such Cash Management Servicers shall be secured by the Collateral as if provided directly to the Loan Parties.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events after the Effective Date by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)Holdings fails at any time to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of the Lead Borrower and Intermediate Holdco, or Intermediate Holdco and/or the Lead Borrower fail at any time to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party, in each case free and clear of all Liens (other than Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property on which a Lien is granted or purported to be granted in favor of the Agent under the terms of the Security Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, in each case, except as otherwise agreed by the Agent, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens on the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, Bankers’ Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, the Canadian Revolving Commitment, the Domestic Revolving Commitment, and, without duplication, any commitment in respect of a Commitment Increase (as applicable), of such Lender hereunder.

“Commitment Increase” has the meaning specified in Section 2.15(a).

“Commitment Increase Response Period” has the meaning specified in Section 2.15(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” has the meaning specified in Section 10.10.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consent” means actual consent given by a Lender from whom such consent is sought.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, provincial, territorial, municipal, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) other unusual, special or non-recurring expenses, losses or charges reducing such Consolidated Net Income which do not represent a cash item in such period and will not represent a cash item in any future period (in each case of or by Holdings and its Relevant Subsidiaries for such Measurement Period), (v) non-cash compensation charges resulting from the application of FAS 123R or any comparable or successor accounting provision, (vi) any fees, expenses or charges related to the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) or any equity issuance (in each case, whether or not successful), including (A) such fees, expenses or charges related to the Loans (including the fees paid to the  Agent and Lenders) and any other credit facilities and (B) any amendment or other modification of the Loans and any other credit facility or issuance of Indebtedness (including the Senior Notes), (vii) any extraordinary, unusual or non-recurring expenses or losses in an amount not to exceed five percent (5%) of Consolidated EBITDA for the relevant period, without giving effect to this clause (vii), and (viii) to the extent not included in Consolidated Net Income, proceeds of business interruption insurance actually received during such period in an amount representing the earnings for the applicable period that such proceeds are intended to replace; minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing such Consolidated Net Income, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA minus the sum of (i) Non-Financed Capital Expenditures made during such period (net of (x) amounts of cash received during such period from landlords for tenant improvements relating to the Loan Parties’ and their Subsidiaries’ leased Stores and (y) Capital Lease Obligations), plus  (ii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero) to (b) the sum of (i) Debt Service Charges plus (ii) for purposes of calculating compliance with the RP Conditions only for the making of any Restricted Payment in cash, the amount of Restricted Payments to be made in cash at such time and all other Restricted Payments made in cash during such period of calculation, plus (iii) for purposes of calculating compliance with the Payment Conditions and the RP Conditions only, all mandatory prepayments of Indebtedness, in each case, of or by any of Holdings and its Relevant Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP. For purposes of this definition, Capital Expenditures shall not include (i) expenditures made to restore, replace, rebuild or maintain property, to the extent such expenditure is made with (or subsequently but prior to the date of determination of Capital Expenditures reimbursed out of) insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) expenditures constituting the reinvestment of the Net Proceeds of any equipment or other fixed asset disposition, to the extent permitted hereunder (including without limitation reduction in purchase price as a result of the trade-in of equipment) and reinvested within three (3) months following such disposition, (iii) expenditures made by any Borrower or any Subsidiary to effect leasehold improvements to any property leased by any Borrower or any Subsidiary as lessee, to the extent that such expenses have been reimbursed in cash by the landlord and have not already been accounted for in any GAAP adjustments, and (iv) expenditures paid by a Person that is not a Loan Party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such Person or any other Person (whether before, during or after such period).  For purposes of this definition, (i) Debt Service Charges shall not include any principal payment made with respect to any of the Senior Notes, whether upon repayment, conversion, defeasance or otherwise with respect to such Senior Notes, and (ii) no calculation of the Consolidated Fixed Charge Coverage Ratio shall include, (x) any Restricted Payments made to Holdings by the Loan Parties solely to make any such principal payments or (y) any Restricted Payments made to a Loan Party.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Relevant Subsidiaries on a Consolidated basis, without duplication, the sum of (a)(i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all purchase money Indebtedness, (iii) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (iv) all Attributable Indebtedness, and (v) all Indebtedness of the types referred to in clauses (i) through (iv) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or a Relevant Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings or such Relevant Subsidiary, minus (b)

unrestricted cash and cash equivalents included in the consolidated balance sheet of Holdings and its Relevant Subsidiaries.

“Consolidated Interest Charges” means, for any Measurement Period, (a) the sum of (i) all interest, premium payments, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash interest or deferred interest financing costs (for the avoidance of doubt, such exclusion shall apply to amortization of financing fees, debt discount and bond hedge costs in connection with the Senior Notes), and (ii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (b) the sum of (i) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period) and (ii) net gains under Swap Contracts, in each case of or by any of Holdings and its Relevant Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income (or loss) of Holdings and its Relevant Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of Holdings and its Relevant Subsidiaries during such Measurement Period from any Subsidiary in which any Person other than any of Holdings and its Relevant Subsidiaries has a joint interest (where the interest or interests of any of Holdings and it Relevant Subsidiaries does not cause the net income of such Subsidiary to be consolidated into the net income of Holdings and its Relevant Subsidiaries under GAAP), except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of Holdings and its Relevant Subsidiaries during such Measurement Period, (c) the income (or loss) of a Relevant Subsidiary of Holdings during such Measurement Period and accrued prior to the date it becomes a Relevant Subsidiary of Holdings or is merged into, amalgamated or consolidated with the Holdings or any of its Relevant Subsidiaries, and (d) the income of any Subsidiary of a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Loan Party’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any material provision of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Cost” means the lower of cost or market value of Inventory, as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger, based upon the Borrowers’ accounting practices in effect on the Effective Date.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.31.

“Credit Card Notifications” means notifications substantially in the form attached hereto as Exhibit G.

“Credit Card Receivables” means each “account” (as defined in the UCC or the PPSA, as applicable) or “payment intangible” (as defined in the UCC) or “intangible” (as defined in the PPSA) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, MasterCard and American Express and such other issuers approved by the Agent to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean the Canadian Credit Extensions and the Domestic Revolving Credit Extensions, as applicable.

“Credit Party” or “Credit Parties” means the Canadian Credit Parties and the Domestic Revolving Credit Parties.

“Credit Party Expenses” means (a) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A)(x) one United States counsel for the Agent and the Arranger, (y) one Canadian counsel to the Agent and the Arranger and (z) necessary local counsel reasonably retained by the Agent and the Arranger (limited to one local counsel for each applicable jurisdiction), (B) outside consultants for the Agent, (C) appraisers (but only to the extent expressly provided to be paid by the Borrowers as set forth in this Agreement or the other Loan Documents), and (D) commercial finance examiners (but only to the extent expressly provided to be paid by the Borrowers as set forth in this Agreement or the other Loan Documents), (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout or restructuring or, or negotiations in respect of any Obligations; and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the Arranger, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default in connection with (A) the enforcement or protection of their rights in connection with this Agreement or the

Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws or (B) any workout or restructuring or, or negotiations in respect of any Obligations, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.

“Customs Broker Agreement” means an agreement in form and substance satisfactory to the Agent in its Permitted Discretion among a Borrower, a customs broker, NVOCC or other carrier, and the Agent, in which the customs broker, NVOCC or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral, and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such Measurement Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness (excluding the Obligations, any Synthetic Lease Obligations and any obligations resulting from accounting for leases as “build-to-suit” transactions under ASC 840-40-55-2 or as a “financing” or using the “deposit method” under ASC 840-40-25-11, but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means (i) the Bankruptcy Code of the United States, (ii) the BIA, (iii) the Companies’ Creditors Arrangement Act (Canada) and (iv) the Winding-up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any proceeding under corporate law or other law of any jurisdiction whereby a corporation seeks a stay or a compromise of the claims of its creditors against it.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Obligation, a rate per annum equal to the rate of interest (including the Applicable Margin) in effect from time to time with respect thereto (if any), plus two percent (2.00%) per annum.

“Defaulting Lender” means, subject to Section 9.16, any Lender that, as determined by the Agent, (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (c) has notified any Loan Party, the Agent or other Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an insolvency proceeding, (ii) had a receiver, interim receiver, monitor, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Commitment Increase Lenders” has the meaning specified in Section 2.15(a).

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory is the subject or target of any Sanction.

“Determination Date” shall mean the date upon which each of the following has occurred:

(a)the Canadian Revolving Commitments and/or the Domestic Revolving Commitments have been terminated by the Required Lenders; and

(b)the Obligations and/or the Canadian Liabilities have been declared to be due and payable (or have become automatically due and payable) and have not been paid in accordance with the terms of this Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, by any Person of any property (including, without limitation, any Equity Interests held by such Person), or the granting of any option or other right to do any of the foregoing, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property effected pursuant to a Division.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable in cash, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable in cash at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is ninety-one (91) days after the Maturity Date.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties may become obligated to pay in cash upon the occurrence of any of the foregoing events at any such time, plus accrued and unpaid dividends; provided that if such Equity Interests are issued to any plan for the benefit of employees of a Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by a Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agent” means BMO Harris Bank, N.A.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Borrowers” means the Lead Borrower and the Other Domestic Borrowers.

“Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Domestic Letter of Credit” means each Letter of Credit issued hereunder for the account of the Domestic Borrowers.

“Domestic Letter of Credit Sublimit” means an amount equal to $50,000,000.  The Domestic Letter of Credit Sublimit is part of, and not in addition to, the Domestic Revolving Commitments.  A permanent reduction of the Domestic Revolving Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit; provided, however, that if the Domestic Revolving Commitments are reduced to an amount less than the Domestic Letter of Credit Sublimit, then the Domestic Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Lead Borrower’s option, less than) the Domestic Revolving Commitments.

“Domestic Loan Parties” means, collectively, the Domestic Borrowers and each Subsidiary of the Lead Borrower that is or becomes a guarantor of the Obligations and any Domestic Subsidiary of Intermediate Holdco that is or becomes a guarantor of the Obligations.  “Domestic Loan Party” means any one of such Persons.

“Domestic Revolving Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a)the Revolving Loan Cap

minus

(b)the Domestic Total Revolving Outstandings on such date.

“Domestic Revolving Borrowing” means a borrowing consisting of simultaneous Domestic Revolving Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Domestic Revolving Lenders pursuant to Section 2.01(a).

“Domestic Revolving Borrowing Base” means, at any time of calculation, an amount equal to:

(a)the face amount of Eligible Credit Card Receivables of the Domestic Borrowers, net of Receivables Reserves, multiplied by ninety percent (90%);

plus

(b)the product of (i) the Inventory Advance Rate multiplied by (ii) the Appraised Value of Eligible Inventory of the Domestic Borrowers, net of Inventory Reserves, multiplied by (iii) the Cost of Eligible Inventory of the Domestic Borrowers;

plus

(c)the face amount of Eligible Trade Receivables of the Domestic Borrowers, net of Receivables Reserves, multiplied by eighty-five percent (85%);

plus

(d)the product of (i) the Revolving IP Advance Rate multiplied by (ii) the Appraised Value of Eligible Trade Names of the Domestic Borrowers; provided that the amounts advanced under the Domestic Revolving Borrowing Base pursuant to this clause (d) shall at no time exceed thirty percent (30%) of the Revolving Loan Cap;

minus

(e)without duplication of any Receivables Reserves or Inventory Reserves, the amount of all Availability Reserves then applicable to the Domestic Loan Parties.

“Domestic Revolving Commitments” means, as to each Domestic Revolving Lender, its obligation to (a) make Domestic Revolving Loans to the Domestic Borrowers pursuant to Article II and (b) purchase participations in L/C Obligations in respect of Domestic Letters of Credit and in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Domestic Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Domestic Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Domestic Revolving Credit Extensions” shall mean the making of a Domestic Revolving Loan to the Domestic Borrowers or any Domestic L/C Credit Extensions.

“Domestic Revolving Credit Party” and “Domestic Revolving Credit Parties” means (a) individually, (i) each Domestic Revolving Lender and its Affiliates to whom any Obligations are owed, (ii) the Agent, (iii) each L/C Issuer, (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Domestic Revolving Lenders” means Lenders having Domestic Revolving Commitments from time to time or at any time.

“Domestic Revolving Loan” means an extension of credit by a Domestic Revolving Lender to a Domestic Borrower (to the extent based on Domestic Revolving Availability) under Article II.

“Domestic Revolving Loan Notice” means a notice of (a) a Domestic Revolving Borrowing, (b) a Conversion of Domestic Revolving Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans that are Domestic Revolving Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Domestic Revolving Note” means a promissory note made by the Domestic Borrowers in favor of a Domestic Revolving Lender evidencing Domestic Revolving Loans made by such Domestic Revolving Lender, substantially in the form of Exhibit C-1.

“Domestic Revolving Obligations” means all Obligations other than Canadian Liabilities.

“Domestic Revolving Overadvance” means a Domestic Revolving Credit Extension to the extent that, immediately after its having been made, Domestic Revolving Availability is less than zero.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Domestic Total Revolving Commitments” means the sum of the Domestic Revolving Commitments outstanding at any time.  On the Effective Date, the Domestic Total Revolving Commitments are $600,000,000.

“Domestic Total Revolving Outstandings” as of any day, shall be equal to the sum of (a) the principal balance of all Domestic Revolving Loans then outstanding, and (b) the then amount of the Domestic L/C Credit Extensions.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)a determination by the Agent, or a notification by the Lead Borrower to the Agent that the Lead Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)the joint election by the Agent and the Lead Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are first satisfied or waived in accordance with Section 10.01.

“Electronic Copy” has the meaning specified in Section 10.10.

“Electronic Record” has the meaning specified in Section 10.10.

“Electronic Signature” has the meaning specified in Section 10.10.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates or branches; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates and branches, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or any Defaulting Lender; and provided further that, unless an Event of Default has occurred and is continuing, only Canadian Qualified Lenders shall be Eligible Assignees with respect to any assignment of the Canadian Liabilities.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of such Borrower, (ii) is not of a type described in any of clauses (a) through (j) below, and (iii) indicates no Person other than a Borrower as payee or remittance party.  In determining the amount of any Eligible Credit Card Receivable, the face amount of the applicable account shall be reduced by, without duplication, to the extent not reflected in such face amount, (x) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (y) the aggregate amount of all cash received in respect of such account but not yet applied by the Borrowers to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed by the Agent in its Permitted Discretion, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)Credit Card Receivables which do not constitute an “account” or “payment intangible” (as defined in the UCC or, if applicable, an “intangible” as defined in the PPSA);

(b)Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)Credit Card Receivables (i) that are not subject to a perfected first-priority (subject to Permitted Encumbrances having priority by operation of Law) Lien in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Encumbrances);

(d)Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)Credit Card Receivables as to which the processor has the right under certain circumstances to require a Borrower to repurchase the Accounts from such credit card processor;

(f)Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h)Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i)Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent; or

(j)Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory is scheduled for delivery within forty-five (45) days or less from the date of determination;

(b)for which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c)for which an Acceptable BOL has been issued (and as to which the Agent has possession of the Acceptable BOL) which evidences ownership of the subject In-Transit Inventory (which possession requirement can be satisfied by the delivery of a Customs Broker Agreement from any third party with possession over such Acceptable BOL);

(d)which is in the possession of a common carrier or Eligible NVOCC which issued the Acceptable BOL in respect of such In-Transit Inventory;

(e)at the direction of the Agent in its Permitted Discretion, the common carrier (to the extent an Eligible NVOCC has not engaged such common carrier), NVOCC and customs broker (as applicable) with respect to such In-Transit Inventory has entered into a Customs Broker Agreement which is then in effect;

(f)which is insured to the reasonable satisfaction of the Agent (including, without limitation, if applicable, marine cargo insurance); and

(g)which otherwise satisfies all of the requirements for Eligible Inventory other than the requirement that it be located in the United States (with respect to In-Transit Inventory of a Domestic Borrower), or Canada (with respect to In-Transit Inventory of the Canadian Borrower);

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent in its Permitted Discretion determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory; provided that Eligible In-Transit Inventory shall not constitute more than twenty percent (20%) of the Eligible Inventory at any time, (ii) Eligible Letters of Credit, and (iii) items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of a Borrower’s business deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Domestic Revolving Borrowing Base or the Canadian Borrowing Base, in each case, except as otherwise agreed by the Agent, which (A) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below.  Except as otherwise agreed by the Agent in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Borrower;

(c)Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States) or Canada at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements, PPSA financing statements or other documents that the Agent may determine in its Permitted Discretion to be necessary to perfect its Lien on such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location;

(d)Inventory that is located in a distribution center leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement;

(e)Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or are custom items, work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(f)Inventory that is not subject to a perfected first-priority (subject to Permitted Encumbrances having priority by operation of Law) Lien in favor of the Agent;

(g)Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(h)Inventory that has been sold but not yet delivered;

(i)Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received written notice of a dispute in respect of any such agreement and as a result of such dispute, such Inventory is not saleable in the Agent’s Permitted Discretion; or

(j)Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business (including Inventory of any related business established or acquired under Section 7.08 hereof), unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent in its Permitted Discretion.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (a) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (b) which Inventory otherwise would constitute Eligible Inventory when purchased, (c) which Commercial Letter of Credit has an expiry within sixty (60) days of the date of initial issuance of such Commercial Letter of Credit, (d) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after a document of title reasonably acceptable to the Agent has been issued for such Inventory reflecting a Borrower or the Agent as consignee of such Inventory, and (e) which will constitute Eligible In-Transit Inventory upon satisfaction of the requirements of clause (d) hereof.

“Eligible NVOCC”  means, with respect to any In-Transit Inventory, an NVOCC for such In-Transit Inventory that at the direction of the Agent in its Permitted Discretion (i) is not an Affiliate of a Loan Party or the applicable foreign vendor and is otherwise acceptable to the Agent; (ii) is engaged by a Loan Party as freight forwarder with respect to such In-Transit Inventory; (iii) has received from the carrier a tangible bill of lading with respect to such In-Transit Inventory that names such NVOCC as consignee; (iv) has issued an Acceptable BOL to the order of a Loan Party in respect of such In-Transit Inventory; and (v) has entered into a Customs Broker Agreement which is then in effect.

“Eligible Trade Names” means Trademarks of the Domestic Borrowers deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Domestic Revolving Borrowing Base that, except as otherwise agreed by the Agent, complies with the following criteria:

(a)such Trademark is validly registered with the United States Patent and Trademark Office;

(b)a Domestic Borrower owns such Trademark, free and clear of any Liens other than Liens granted to the Agent;

(c)such Domestic Borrower is in compliance in all material respects (subject to any materiality requirements set forth therein) with the representations, warranties and covenants set forth in the Loan Documents relating to such Trademark;

(d)the Agent shall have received an appraisal (based upon Appraised Value) of such Trademark by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent; and

(e)the Agent shall have received evidence reasonably satisfactory to the Agent that (i) all actions have been taken that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens in favor of the Agent, and (ii) all filings reasonably requested by the Agent have been filed with the United States Patent and Trademark Office to further evidence the Agent’s Lien on such Trademark.

“Eligible Trade Receivables” means Accounts arising from the sale of the Domestic Borrowers’ Inventory (but excluding, for the avoidance of doubt, Credit Card Receivables) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Domestic Borrower from an account debtor, and in each case is originated in the ordinary course of business of such Domestic Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Domestic Revolving Borrowing Base pursuant to any of clauses (a) through (s) below.  Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Domestic Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Domestic Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Domestic Borrowers to reduce the amount of such Eligible Trade Receivable.  Except as otherwise agreed by the Agent in its Permitted Discretion, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a)Accounts that are not evidenced by an invoice;

(b)Accounts that have been outstanding for more than ninety (90) days from the original invoice date or more than sixty (60) days past the due date;

(c)Accounts due from any account debtor for which more than fifty percent (50%) of the accounts of such account debtor are accounts described in clause (b), above;

(d)All Accounts owed by an account debtor and/or its Affiliates together exceed fifteen percent (15%) (or any other percentage now or hereafter established by the Agent for any particular account debtor) of the amount of all Accounts at any one time (but the portion of the Accounts not in excess of the applicable percentage may be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion);

(e)Accounts (i) that are not subject to a perfected first-priority security interest in favor of the Agent, or (ii) with respect to which a Domestic Borrower does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents);

(f)Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g)Accounts which arise out of any sale (i) not made in the ordinary course of business, (ii) made on a basis other than upon credit terms usual to the business of the Domestic Borrowers or (iii) are not payable in Dollars;

(h)Accounts which are owed by any Affiliate or any employee of a Borrower;

(i)Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have not been duly obtained, effected or given and are not in full force and effect;

(j)Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(k)Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and Domestic Borrowers have complied with the Federal Assignment of Claims Act of 1940;

(l)Accounts (i) owing from any Person that is also a supplier to or creditor of a Domestic Borrower or any of its Subsidiaries or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Domestic Borrower or any of its Subsidiaries to discounts on future purchase therefrom;

(m)Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return;

(n)Accounts arising out of sales to account debtors outside the United States unless such Accounts are fully backed by (i) an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agent and such irrevocable letter of credit is in the possession of the Agent or (ii) credit insurance reasonably acceptable to the Agent in its Permitted Discretion;

(o)Accounts evidenced by a promissory note or other instrument;

(p)Accounts consisting of amounts due from vendors as rebates or allowances; or

(q)Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business.

“Environmental Laws” means any and all federal, state, provincial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC or the PPSA, as applicable.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance or sale (whether primary or secondary) of Equity Interests by any of Holdings and its Relevant Subsidiaries and for the avoidance of doubt includes the exercise of stock options.

“Equivalent CD$ Amount” means, on any date, the rate at which Canadian Dollars may be exchanged into Dollars, determined by reference to the Bank of America-Canada Branch noon rate as published on the Reuters Screen BOFC on the immediately preceding Business Day.  In the event that such rate does not appear on such Reuters page, “Equivalent CD$ Amount” shall mean, on any date, the amount of Dollars into which an amount of Canadian Dollars may be converted or the amount of Canadian Dollars into which an amount of Dollars may be converted, in either case, at, in the case of the Canadian Loan Parties, the Agent’s spot buying rate in Toronto as at approximately 12:00 noon (Toronto time) on such date and, in the case of a Domestic Borrower, the Agent’s spot buying rate in New York as at approximately 12:00 noon (New York City time) on the immediately preceding Business Day.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower or Intermediate Holdco within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“European Borrowers” has the meaning specified in Section 2.15(g).

“European Revolving Loan” has the meaning specified in Section 2.15(g).

“European Sub-Facility” has the meaning specified in Section 2.15(g).

“European Sub-Facility Lenders” means Lenders participating in the European Sub-Facility from time to time.

“European Sub-Facility Request” has the meaning specified in Section 2.15(a).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a)the Loan Cap;

minus

(b)the Total Outstandings on such date;

minus

(c)any Notes Reserve in effect.

“Excluded Account” means, (a) any DDA with an average daily balance over any 30-day period not exceeding $1,000,000; provided that the daily balance of all such DDAs over any 30-day period in the aggregate does not at any time exceed $5,000,000, (b) any DDA that is a zero balance account or a deposit account for which the balance of such DDA is transferred at the end of each day to a DDA subject to a Blocked Account Agreement, (c) any DDA exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Loan Parties and their Subsidiaries and (d) any DDA the funds in which are held by the applicable Loan Party exclusively in escrow or as a fiduciary for the benefit of another Person.

“Excluded Swap Obligation” means, with respect to any Loan Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Facility Guaranty of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.29 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest is or becomes illegal or unlawful.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 3.01(e) or (f), (d) any withholding Taxes imposed under FATCA and (e) in the case of a Canadian Lender (other than the original Canadian Lenders hereunder), any withholding Tax that is imposed on amounts payable to such Canadian Lender at the time such Canadian Lender becomes a party to this Agreement (or designates a new Lending Office) or is attributable to such Canadian Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Canadian Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Canadian Borrower with respect to such withholding Tax pursuant to Section 3.01(a).

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” has the meaning given such term in the recitals hereto.

“Existing Letters of Credit” means all Letters of Credit (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date.

“Facility Guaranty” means the Amended and Restated Guaranty dated as of January 30, 2015 and made by the Guarantors in favor of the Agent and the applicable Credit Parties and the Guaranty dated August 3, 2011 made by the Guarantors in favor of the Agent and the applicable Credit Parties, in form reasonably satisfactory to the Agent, and each other Guaranty delivered pursuant to Section 6.11, in each case, as amended, amended and restated, modified, supplemented, renewed, restated or replaced.

“FASB” means the Financial Accounting Standards Board, which promulgates accounting standards.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning set forth in Section 3.03(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated June 17, 2021, among the Borrowers and the Agent.

“FILO Commitment” has the meaning specified in Section 2.15(f).

“FILO Lenders” has the meaning specified in Section 2.15(f).

“FILO Loans” has the meaning specified in Section 2.15(f).

“FILO Facility” has the meaning specified in Section 2.15(f).

“FILO Facility Request” has the meaning specified in Section 2.15(a).

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday closest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on Saturday closest to the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the Saturday closest to the last day in January of any calendar year.

“Foreign Assets Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations in respect of such L/C Issuer other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such

Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (i) each of the Domestic Loan Parties party to a Facility Guaranty, and (ii) each Material Subsidiary of the Lead Borrower and/or Intermediate Holdco (other than any CFC, with the exception of a CFC that is a Canadian Subsidiary and is solely guaranteeing a Canadian Liability) that is required to execute and deliver a Facility Guaranty pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Holdings” means RH, a Delaware corporation.

“Holdings and its Relevant Subsidiaries” means, as of the Effective Date, Holdings and its Subsidiaries existing on the Effective Date; provided that, if at any time following the Effective Date Holdings owns any Subsidiary that is not also a Material Subsidiary of Intermediate Holdco or the Lead Borrower and that (a) owns at least five percent (5%) of the Consolidated assets of Holdings and its Subsidiaries or (b) generates at least five percent (5%) of the Consolidated Net Income of Holdings and its Subsidiaries, such Subsidiary and the assets of such Subsidiary shall be excluded from any calculations herein based on assets or income of “Holdings and its Relevant Subsidiaries” and such Subsidiary shall no longer be deemed a “Relevant Subsidiary” for purposes of any provision herein that is measured by reference to Holdings and its Relevant Subsidiaries; provided further that, upon any such exclusion of any Subsidiary of Holdings from Holdings and its Relevant Subsidiaries pursuant to the foregoing proviso, all financial statements to be provided pursuant to Section 6.01 shall include Consolidated financial statements with respect to the Loan Parties (it being understood and agreed that such Consolidated financial statements shall not be required to be audited).  For the avoidance of doubt, no Loan Party shall be excluded from Holdings and its Relevant Subsidiaries, and “Relevant Subsidiaries” shall mean all Subsidiaries of Holdings that are included at any time within the definition of Holdings and its Relevant Subsidiaries.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IBA” has the meaning set forth in Section 3.03(c).

“Impacted Loans” has the meaning set forth in Section 3.03(a).

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness of such Person;

(g)all obligations of such Person in respect of Disqualified Stock; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan or BA Equivalent Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), Canadian Prime Rate Loan or U.S. Index Rate Loan, the first day of each month and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan or BA Equivalent Loan, the period commencing on the date such LIBOR Rate Loan or BA Equivalent Loan is disbursed or Converted to or continued as a LIBOR Rate Loan or BA Equivalent Loan and ending on the date one (1), three (3), or in respect of a LIBOR Rate Loan, six (6), months thereafter, as selected by the Lead Borrower or the Canadian Borrower, as applicable, in its Domestic Revolving Loan Notice or Canadian Loan Notice, as applicable; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)no Interest Period shall extend beyond the Maturity Date; and

(iv)notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing or a BA Equivalent Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Intermediate Holdco” means RH Global Holdings, Inc., a Delaware corporation and wholly-owned Subsidiary of Holdings.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Loan Party from a location outside of the continental United States or Canada to a location of a Loan Party that is within the continental United States or Canada.

“Inventory” has the meaning given that term in the UCC or the PPSA, as applicable, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Advance Rate” means, for the Selected Months of each Fiscal Year, ninety-two and a half percent (92.5%), and at all other times, ninety percent (90%).

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent reasonably determines, in its Permitted Discretion, will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion include (but are not limited to) reserves based on:

(a)Obsolescence;

(b)Seasonality;

(c)Shrink;

(d)Imbalance;

(e)Change in Inventory character;

(f)Change in Inventory composition;

(g)Change in Inventory mix;

(h)Mark-downs (both permanent and point of sale);

(i)Retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness of or interest in, another Person, or (c) any Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Borrower (or any Subsidiary) relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.

“Joint Lead Arrangers” means Bank of America, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers and joint book managers.

“Judgment Currency” as defined in Section 10.22.

“Law” or “Laws” means each international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Revolving Borrowing or a Domestic Revolving Borrowing, as applicable.

“L/C Credit Extension” means the Domestic L/C Credit Extensions and the Canadian L/C Credit Extensions, as applicable.

“L/C Issuer” means, (a) with respect to Domestic Letters of Credit, Bank of America and, with respect to Canadian Letters of Credit, Bank of America-Canada Branch, or any successor issuer of Letters of Credit hereunder (which successor may only be a Revolving Lender selected by the Agent in its reasonable discretion), and (b) any other Revolving Lender reasonably acceptable to the Agent and the Lead Borrower.  The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any Article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” means Restoration Hardware, Inc., a Delaware corporation.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” means the Domestic Revolving Lenders, the Canadian Lenders, any Additional Commitment Lenders and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“Letter of Credit” means each Banker’s Acceptance, each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder, and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means the Canadian Letter of Credit Sublimit and the Domestic Letter of Credit Sublimit, as applicable.

“LIBOR” has the meaning specified in the definition of “LIBOR Rate”.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means:

(a) for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) London Banking Days prior to such date for U.S. Dollar deposits with a term of one (1) month commencing that day; and

(c) if the LIBOR Rate shall be less than zero percent (0%), such rate shall be deemed zero percfent (0%) for purposes of this Agreement.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien, trust (statutory, constructive, deemed or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, servitude, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidation Percentage” means, for any Revolving Lender, a fraction, the numerator of which is the sum of such Revolving Lender’s Domestic Revolving Commitments and Canadian Revolving Commitment on the Determination Date and the denominator of which is all Domestic Revolving Commitments and Canadian Revolving Commitments of all Revolving Lenders on the Determination Date.

“Loan” means the Revolving Loans, and any other loans made pursuant to Section 2.15 of this Agreement.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means the Revolving Loan Cap.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security

Documents, the Facility Guaranty, the Confirmation Agreement and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Canadian Loan Parties and the Domestic Loan Parties.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Holdings and its Relevant Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party that such Person would be required to file with the SEC were such Person a publicly reporting company.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $25,000,000.   For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Subsidiary” means any (1) Subsidiary that is designated by Holdings as a “Material Subsidiary”, (2) any European Borrower and (3) Subsidiary of Lead Borrower or Domestic Subsidiary of Intermediate Holdco that (a) owns at least two and a half percent (2.50%), or, together with all other Subsidiaries which are not Material Subsidiaries, five percent (5.00%) of the Consolidated assets of the Lead Borrower, (b) generates at least two and a half percent (2.50%), or, together with all other Subsidiaries which are not Material Subsidiaries, five percent (5.00%) of the Consolidated Net Income, (c) is the owner of Equity Interests of any Subsidiary described in either of the foregoing clauses (a) and (b), or (d) owns assets of the type included in the Domestic Revolving Borrowing Base or Canadian Borrowing Base; provided that, notwithstanding anything else contained herein to the contrary, as of the Effective Date, none of the Subsidiaries listed on Schedule 6.05  hereto are Material Subsidiaries.

“Maturity Date” means July 29, 2026.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) Fiscal Months of the Lead Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) which has two or more contributing sponsors (including the Lead Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any transaction for which Net Proceeds are being measured including a Disposition by any Loan Party, or a casualty or condemnation of property of any Loan Party, or any Equity Issuance, the excess, if any, of (i) the sum of cash and cash equivalents received by the applicable party or parties in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by a Permitted Encumbrance, senior to the Agent’s Lien, on the applicable asset and which Indebtedness is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the applicable party or parties (which may be any of Holdings and its Relevant Subsidiaries depending on the transaction) in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and tax expenses and commissions) paid by the applicable party or parties in connection with such transaction to third parties (other than Affiliates of such party or parties).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Financed Capital Expenditures” means, for any period, Capital Expenditures during such period other than Capital Expenditures funded with the proceeds of Indebtedness (excluding Revolving Loans).

“Note” means (a) a Canadian Note, (b) a Domestic Revolving Note and (c) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“Notes Reserve” in effect at any time shall mean the sum of the amount of the 2023 Notes Reserve and the amount of the 2024 Notes Reserve in effect at such time.

“Notes Reserve Account” means a retail finance suspense account maintained with Bank of America and/or any deposit account in the name of a Loan Party maintained with Bank of America, and any successor account (notwithstanding a change in the account number), in each case, over which the Agent shall have exclusive and complete control as documented to the satisfaction of the Agent.

“NPL” means the National Priorities List under CERCLA.

“NVOCC” means with respect to any In-Transit Inventory, a non-vessel operating common carrier engaged as a freight forwarder or otherwise to assist in the importation of In-Transit Inventory.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities.  Without limiting the foregoing, the term “Obligations” includes all Canadian Liabilities.  Notwithstanding the foregoing, the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Canadian Liabilities” means any obligation of the Canadian Loan Parties on account of (a) any Cash Management Services furnished to, or guaranteed by, any of the Canadian Loan Parties or any of their Subsidiaries and/or (b) any Bank Product furnished to, or guaranteed by, any of the Canadian Loan Parties and/or any of their Subsidiaries.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Domestic Borrowers” means each Domestic Subsidiary that is a Material Subsidiary of the Lead Borrower that is not a Guarantor.

“Other Domestic Liabilities” means any obligation of the Domestic Loan Parties on account of (a) any Cash Management Services furnished to, or guaranteed by, any of the Domestic Loan Parties or any of their Subsidiaries and/or (b) any Bank Product furnished to, or guaranteed by, any of the Domestic Loan Parties and/or any of their Subsidiaries.

“Other Liabilities” means, collectively, Other Domestic Liabilities and Other Canadian Liabilities.

“Other Rate Early Opt-in” means the Agent and the Lead Borrower have elected to replace LIBOR  with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means (i) with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means a Canadian Overadvance or a Domestic Revolving Overadvance, as applicable.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“Payment Conditions” means, with respect to any specified transaction or payment, that, (a) no Default or Event of Default exists on the date of such transaction or payment or would arise as a result of entering into such transaction or the making of such payment, (b) prior thereto, the Loan Parties shall have delivered to the Agent evidence (in the form of a Transaction Certificate) of satisfaction of the applicable conditions contained in the following clause (c) on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent, and (c) after giving effect to such transaction or payment, either:

(i) (x) the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be greater than the greater of (x) $60,000,000 and (y) fifteen percent (15%) of the Loan Cap, and (y) the Consolidated Fixed Charge Coverage Ratio, calculated on a trailing twelve (12) month basis after giving pro forma effect to any specified transaction or payment, is equal to or greater than 1.0:1.0, or

(ii) the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be greater than the greater of (x) twenty-five percent (25%) of the Loan Cap and (y) $100,000,000.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302

of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Lead Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b)the Lead Borrower shall have furnished the Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Agent with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agent may have reasonably requested no later than ten (10) days prior to such Acquisition, all of which shall be in form reasonably satisfactory to the Agent;

(c)if proceeds of the Credit Extensions are being used to directly or indirectly finance all or any portion of such Acquisition and the Acquisition is an Acquisition of Equity Interests, the legal structure of the Acquisition shall be acceptable to the Agent in its reasonable discretion;

(d)all necessary legal and regulatory approvals with respect to such Acquisition shall have been obtained;

(e)after giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f)any assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower pursuant to Section 7.08;

(g)if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, the requirements of Section 6.11 shall have been fulfilled with respect to such Subsidiary; and

(h)if the Acquisition is for consideration in excess of $20,000,000, the Loan Parties shall have satisfied the Payment Conditions.

“Permitted Company Reorganization” means the reorganization, as described in a separate letter agreement (the “Company Reorganization Letter Agreement”) among the Lead Borrower, Intermediate Holdco and the Agent (and approved by the Agent and the Lenders).

“Permitted Discretion” means reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Agent for comparable asset-based lending transactions.

“Permitted Disposition” means any of the following:

(a)Dispositions of inventory in the ordinary course of business and Dispositions of Permitted Investments under clauses (a) – (e) of the definition thereof in the ordinary course of business;

(b)arm’s length bulk sales or other dispositions of the Inventory of a Loan Party or a Subsidiary thereof not in the ordinary course of business in connection with Permitted Store Closings, at arm’s length;

(c)non-exclusive licenses of Intellectual Property consisting of trade names of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d)licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(e)Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f)Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g)Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)sales of Real Estate of any Loan Party or any Subsidiary thereof (or sales of any Equity Interests in any Person or Persons created to hold such Real Estate), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as (A) such sale is made for fair market value, (B) in the case of any sale-leaseback transaction, the Agent shall have received from each such purchaser or transferee a Collateral Access Agreement and (C) no Default or Event of Default then exists or would arise therefrom;

(i)so long as no Default or Event of Default is continuing or would arise therefrom, Dispositions of other assets and property of the Loan Parties or any of their Subsidiaries in exchange for reasonably equivalent value; provided that (A) any such Disposition shall be made for fair market value and in an arm’s length transaction, (B) with respect to any such Disposition of assets included in the Domestic Revolving Borrowing Base or the Canadian Borrowing Base, such Disposition shall be made for cash consideration in an amount not less than the amount advanced against such assets under the Domestic Revolving Borrowing Base or the Canadian Borrowing Base, as applicable, and in connection with any Disposition in excess of $25,000,000, the Lead Borrower shall deliver an updated Borrowing Base Certificate, (C) such Disposition shall not result in an Overadvance, and (D) the Net Proceeds received from such Disposition shall be applied as set forth in Section 2.05(f) or (g) hereof, as applicable;

(j)transactions expressly permitted under Section 7.01, 7.02, 7.04, 7.06, 7.07 or 7.09, in each case to the extent constituting a Disposition;

(k)Dispositions contemplated by the Permitted Company Reorganization;

(l)Dispositions of Intellectual Property (other than Eligible Trade Names included in the calculation of the Domestic Revolving Borrowing Base) that is no longer useful or necessary to the business of the Loan Parties and their Subsidiaries, taken as a whole;

(m) the discount, write-off or Disposition of accounts receivable overdue or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(n)the unwinding of any Swap Contract;

(o)Dispositions not otherwise permitted under this definition; provided that the aggregate book value of all property Disposed of pursuant to this clause (o) in any Fiscal Year shall not exceed $10,000,000;

(p)leases, non-exclusive licenses, subleases or non-exclusive sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and their Subsidiaries, taken as a whole; and

(q)Dispositions of Investments (constituting Permitted Investments) in joint ventures, to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties as set forth in the joint venture arrangements and similar binding arrangements;

provided that, to the extent any such Disposition includes Intellectual Property (or Equity Interests of any Subsidiary that owns Intellectual Property), such Intellectual Property shall be removed from the Domestic Revolving Borrowing Base and provided further that, in the event of a Disposition of Intellectual Property (or Equity Interests of any Subsidiary that owns Intellectual Property) necessary for the continued conduct of the business of the Loan Parties and their Subsidiaries, or otherwise necessary in connection with any exercise of remedies with respect to the Collateral, the Agent shall be granted a non-exclusive royalty-free worldwide license to use such Intellectual Property (in connection with any exercise of remedies with respect to the Collateral).

“Permitted Encumbrances” means:

(a)Liens for Taxes that (i) are not yet due or (ii) are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, and, in each case, do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and their Subsidiaries, taken as a whole;

(b)landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than thirty (30) days or (ii) are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, and, in each case, do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and their Subsidiaries, taken as a whole;

(c)pledges, deposits or statutory trusts made in the ordinary course of business in compliance with (i) workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA or any applicable Laws relating to a Canadian Pension Plan or (ii) public utility services provided to the applicable Person or its Subsidiaries;

(d)deposits, pledges and other Liens to secure the performance of bids, trade contracts, leases and subleases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds, tenders and other obligations of a like nature incurred in the ordinary course of business;

(e)Liens in respect of (i) judgments that would not constitute an Event of Default under Section 8.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation; provided that the aggregate amount of all pledges and deposits, when added to the amount of any judgements referred to in clause (i) of this sub-section (e), shall not at any time exceed $25,000,000;

(f)easements, servitudes, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, licenses and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and their Subsidiaries, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g)Liens existing on the Effective Date and listed on Schedule 7.01 and any Permitted Refinancings thereof;

(h)Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after the acquisition, construction or improvement thereof, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition, construction or improvement of such fixed or capital assets and (iii) such Liens shall not extend to any property or assets of the Loan Parties other than such fixed or capital assets and the products and proceeds thereof and books and records related thereto (it being understood that Indebtedness secured by such Liens by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(i)Liens in favor of the Agent or others securing the Obligations;

(j)landlords’ and lessors’ Liens in respect of rent not in default;

(k)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments;

provided that such Liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)(i) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries and (ii) consensual Liens in favor of the applicable financial institution or broker on such accounts, and all funds or investment property credited thereto, solely to the extent arising pursuant to such financial institution’s or broker’s standard terms and conditions of account and securing only obligations with respect to such accounts owing to such financial institution or broker under such standard terms and conditions;

(m)Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases  and Liens arising by operation of law under UCC, PPSA or similar Law in connection with conditional sales, installment sales, title retention, consignments and similar arrangements entered into by a Loan Party or a Material Subsidiary;

(n)voluntary Liens on property (other than property of the type included in the Canadian Borrowing Base or the Domestic Revolving Borrowing Base) in existence at the time such property is acquired or on such property of a Material Subsidiary of a Loan Party in existence at the time such Material Subsidiary is acquired; provided, that such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of any Loan Party or any Material Subsidiary;

(o)Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii) that are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP and, in each case, do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and their Subsidiaries, taken as a whole;

(p)Liens securing Permitted Indebtedness described in clause (d) of the definition thereof;

(q)Liens securing pre-funded escrow accounts with respect to earn outs permitted pursuant to clause (g)(ii) of the definition of Permitted Indebtedness;

(r)Liens on assets of Foreign Subsidiaries that are not Loan Parties securing Permitted Indebtedness described in clause (m) of the definition thereof;

(s)Liens in favor of any holder of Indebtedness permitted pursuant to clause (k) of the definition of Permitted Indebtedness; provided that such Liens shall be junior and subordinate to the Liens of the Agent on the Collateral, and the lender for such facility shall enter into an intercreditor agreement on terms reasonably satisfactory to the Agent;

(t)Liens on items of specific furniture (excluding, for the avoidance of doubt, Inventory of the Loan Parties), fixtures and Equipment, including leasehold improvements in certain of the Lead Borrower’s Store locations, financed by any holder of Indebtedness permitted pursuant to clause (q) of the definition of Permitted Indebtedness (it being understood that

Indebtedness secured by such Liens by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(u)Liens on aircraft financed pursuant to the Permitted Jet Transactions permitted pursuant to clause (r) of the definition of Permitted Indebtedness;

(v)Liens on the Collateral in favor of any holder of Permitted Senior Debt;

(w)Liens (i) solely on any cash earnest money deposits made by the Loan Parties and Material Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, or (ii) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(x)Liens on insurance policies (or deposits with respect thereto) securing the financings of premiums with respect thereto permitted pursuant to clause (u) of the definition of Permitted Indebtedness.

“Permitted Indebtedness” means each of the following:

(a)Indebtedness outstanding on the Effective Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)Indebtedness consisting of Permitted Investments described in clause (g) of the definition thereof;

(c)purchase money Indebtedness of any Loan Party or any Subsidiary thereof to finance the acquisition, construction or improvement of any real or personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition, construction or improvement of any such assets or secured by a Lien on any such assets prior to or within one hundred eighty (180) days after the acquisition, construction or improvement thereof, and Permitted Refinancings thereof, provided, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $200,000,000 at any time outstanding (excluding any current and future Capital Lease Obligations in respect of real estate leases), and further provided that, if reasonably requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a use and access agreement on terms reasonably satisfactory to the Agent;

(d)Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party or any Subsidiary thereof (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations); provided that, if reasonably requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement;

(e)contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f)obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks  to which such Person has exposure associated with liabilities, commitments, investments, assets or property held by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation;

(g)Indebtedness in connection with any Permitted Acquisition (i) with respect to the deferred purchase price therefor; provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agent or (ii) consisting of any earn out or other payment of contingent consideration tied to the post-closing performance of the acquired Person, business, asset or property, to the extent that the payment of the full amount of such earn out or other consideration was permissible at the date of the closing of such Permitted Acquisition or otherwise has been pre-funded into an escrow account upon the consummation of such Permitted Acquisition;

(h)Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party), and any Permitted Refinancing thereof;

(i)the Obligations;

(j)[Reserved];

(k)Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $250,000,000 at any time outstanding; provided that (x) the weighted average life to maturity of such Indebtedness shall be at least six (6) months following the Maturity Date and the documentation governing such Indebtedness shall otherwise be in form and substance reasonably satisfactory to the Agent and (y) such Indebtedness shall not amortize in an amount greater than five percent (5.0%) per annum; and provided further that if such Indebtedness is secured by a Lien, such Lien constitutes a Permitted Encumbrance permitted pursuant to clause (s) of the definition thereof;

(l)unsecured Indebtedness to finance the repurchase of employee stock in accordance with the provisions of Section 7.06(d) hereof;

(m)Indebtedness of Foreign Subsidiaries that are not Loan Parties;

(n)Indebtedness of any Loan Party to any other Loan Party;

(o)Indebtedness of any Loan Party to any Affiliate that is not a Loan Party; provided that at the time of incurrence of such Indebtedness and immediately after giving effect thereto, the Payment Conditions are satisfied;

(p)Subordinated Indebtedness and other unsecured Indebtedness not otherwise specifically described herein; provided that (i) at the time of incurrence of such Subordinated Indebtedness or other unsecured Indebtedness and after giving effect to such Indebtedness, the Total Leverage Ratio for Holdings and its Subsidiaries shall not exceed 6.35:1.00 on a pro forma basis, and (ii) the weighted average life to maturity of such Indebtedness shall be at least six (6) months following the Maturity Date;

(q)Indebtedness in an amount not to exceed $50,000,000 to finance specific furniture (excluding, for the avoidance of doubt, Inventory of the Loan Parties), fixtures and Equipment of the Loan Parties including leasehold improvements in certain of the Lead Borrower’s Store locations; provided that, upon the Loan Parties’ entering into any such financing pursuant to this clause (q), the Agent shall release its Lien on the specific furniture, fixtures and Equipment subject to such financing, provided that the Agent shall retain rights to access such Equipment as necessary in order to exercise on the Collateral;

(r)Indebtedness constituting Permitted Jet Transactions in an amount not to exceed $65,000,000 in the aggregate at any time outstanding;

(s)Permitted Senior Debt, and any Permitted Refinancing thereof;

(t)Guarantees of Indebtedness consisting of Permitted Investments described in clause (o) of the definition thereof;

(u) Indebtedness in respect of bids, trade contracts, leases and subleases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds, tenders and other obligations of a like nature incurred in the ordinary course of business;

(v)Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(w)Indebtedness consisting of the financing of insurance premiums payable within one (1) year and;

(x)Indebtedness incurred by any Loan Party or Subsidiary thereof in the form of customary obligations under indemnification, incentive, non-compete, deferred compensation, or other similar arrangements in the ordinary course of business (including in connection with any Permitted Acquisition or any other Investment permitted hereunder).

“Permitted Investments” means each of the following:

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition thereof;

(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and

(iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d)fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f)Investments existing on the Effective Date, and set forth on Schedule 7.02 and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(g)(i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, (iii) Investments by non-Loan Party Subsidiaries in other non-Loan Party Subsidiaries, (iv) up to $7,000,000 (at any time outstanding) of Investments after the Effective Date in Foreign Subsidiaries (other than Canadian Loan Parties), and (v) Investments after the Effective Date by any Loan Party in non-Loan Party Subsidiaries in an amount not to exceed $40,000,000 (at any time outstanding), or any greater amount if the Payment Conditions are satisfied;

(h)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)Guarantees constituting Permitted Indebtedness;

(j)Investments by any Loan Party or any of its Subsidiaries in Swap Contracts permitted under clause (f) of the definition of Permitted Indebtedness;

(k)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l)advances to officers, directors and employees of the Loan Parties and their Subsidiaries in the ordinary course of business in an amount not to exceed $500,000 to any individual at any time or in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(m)Investments constituting Permitted Acquisitions and any Investment in any non-Loan Party in an amount required to permit such Person to consummate a Permitted Acquisition,

which amount is actually applied by such Person to consummate such Permitted Acquisition substantially concurrently with the making of such Investment;

(n)other Investments not otherwise specifically described herein and not to exceed $70,000,000 (at any time outstanding), or any greater amount if the Payment Conditions are satisfied when such Investments are made and immediately after giving effect thereto;

(o)Investments in Subsidiaries of any Loan Party organized outside the United States in an amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(p)to the extent constituting an Investment, Permitted Encumbrances, Permitted Indebtedness, transactions permitted by Section 7.04 and Restricted Payments permitted by Section 7.06;

(q)Investments consisting of the endorsement by any Loan Party or a Subsidiary thereof of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(r)Investments received in lieu of cash in connection with any Permitted Disposition;

(s)Investments consisting of the non-exclusive licensing of Intellectual Property (other than Eligible Trade Names if included in the calculation of the Domestic Revolving Borrowing Base) pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business; and

(t)Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Loan Parties and their Subsidiaries;

provided, however, that notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Cash Dominion Event, no additional Investments specified in clauses (a) through (e) and clause (n) or any reinvestment or rollover of any Investments specified in clauses (a) through (e) and clause (n) and outstanding prior to the occurrence and continuation of a Cash Dominion Event shall be permitted unless otherwise permitted pursuant to Section 2.05(f) or (g) hereof, as applicable, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably requested by the Agent;

provided further that, to the extent any such Investment includes Intellectual Property (including, for the avoidance of doubt, through an Investment of any Equity Interests in a Subsidiary that owns such Intellectual Property) necessary for the continued conduct of the business of the Loan Parties and their Subsidiaries, or otherwise necessary in connection with any exercise of remedies with respect to the Collateral, the Agent shall be granted a non-exclusive royalty-free worldwide license to use such Intellectual Property (in connection with any exercise of remedies with respect to the Collateral).

“Permitted Jet Transactions” means any purchase money Indebtedness incurred by Holdings or any Loan Party to finance acquisition of aircraft (and Indebtedness assumed in connection with such acquisition) and Indebtedness incurred by Holdings or any Loan Party to finance specific aircraft owned by Holdings or a Loan Party.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a)is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the combined Canadian Borrowing Base and Domestic Revolving Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Domestic Revolving Lenders’ and the Canadian Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Domestic Revolving Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have direct or indirect Loan Party or Subsidiary obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security from Loan Parties or Subsidiaries, than the Indebtedness being Refinanced, and (f) such Permitted Refinancing shall be otherwise on terms, taken as a whole, not materially less favorable to the Loan Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Senior Debt” means Indebtedness of the Loan Parties in the aggregate principal amount of up to the greater of (i) $1,500,000,000 and (ii) an amount that would not cause the Total Leverage Ratio to exceed 3.00:1.00 immediately after incurrence thereof, provided that:

(a)the borrowers and/or guarantors under such Indebtedness shall not include Persons that are not Loan Parties hereunder;
(b)such Indebtedness shall have a maturity date that is more than six (6) months following the Maturity Date;
(c)such Indebtedness shall not amortize in an amount greater than five percent (5.0%) per annum;
(d)(i) such Indebtedness may be secured by a first priority Lien on any Collateral of the type that is not included in the Canadian Borrowing Base or the Domestic Revolving Borrowing Base (or any related assets and proceeds thereof) only and (ii) a second priority Lien on any Collateral of the type included in the Canadian Borrowing Base or the Domestic Revolving Borrowing Base (and any related assets and proceeds thereof); provided that such (x) Indebtedness may be secured by Eligible Trade Names, and (y) if such Indebtedness is secured by a first priority Lien on Eligible Trade Names, (A) such Eligible Trade Names included in the Domestic Revolving Borrowing Base shall be removed from the Domestic Revolving Borrowing Base and the Lead Borrower shall promptly deliver to the Agent (prior to incurring any Permitted Senior Debt) an updated Borrowing Base Certificate giving pro-forma effect to such removal of Eligible Trade Names from the Domestic Revolving Borrowing Base and (B) the Agent shall subordinate its Lien with respect to such Eligible Trade Names in accordance with Section 9.10(c); provided further that; the Agent for the benefit of the Credit Parties shall be granted a second priority Lien on any assets for which a first priority Lien is granted to secure such Indebtedness; and
(e)if such Indebtedness is secured, it shall be subject to an intercreditor agreement reasonably acceptable to the Agent.

“Permitted Store Closings” means Store closures and related Inventory dispositions (a) which do not exceed in any Fiscal Year of Holdings and its Relevant Subsidiaries, ten percent (10%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings); provided that, subject to clause (b) below, the Loan Parties may close any Stores the leases of which have expired in accordance with their terms and which have not been renewed or extended; and (b) in connection with which the related Inventory is either (i) moved to a distribution center or another retail  location of the Loan Parties for future sale in the ordinary course of business, or (ii) disposed of on-site by the applicable Loan Party; provided that all sales of Inventory in connection with Store closings (in a single transaction or series of related transactions) that exceed ten percent (10%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) shall be disposed of in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent; and provided further that all Net Proceeds received in connection with such Permitted Store Closings and related Dispositions of Inventory shall be applied to the Obligations in accordance with Section 2.05 hereto.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Lead Borrower or any ERISA Affiliate or any such Plan to which the Lead Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Agent’s security interest in or the Agent’s Lien on any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario (including Quebec), PPSA shall mean those personal property security laws in such other jurisdiction,  including the Civil Code of Quebec, for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepayment Event” means:

(a)Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than any Permitted Disposition); or

(b)Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party of a type included in the Domestic Revolving Borrowing Base or the Canadian Borrowing Base, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent or (ii) prior to the occurrence of a Cash Dominion Event, the proceeds therefrom are reinvested in assets used or useful for the business of the such Loan Party (including for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received) within twelve (12) months of the occurrence of such Prepayment Event.

“Pro Forma Excess Availability” shall mean, for any date of calculation, after giving pro forma effect to the transaction or payment or Restricted Payment then to be consummated, Excess Availability on the date of such transaction or payment and on a projected basis as of the end of each Fiscal Month during any subsequent projected twelve (12) Fiscal Months.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receivables Reserves” means such Reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Credit Card Receivables and Eligible Trade Receivables.

“Recipient” means (a) the Agent, (b) any Lender, or (c) the L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Loans, a Domestic Revolving Loan Notice or a Canadian Loan Notice, as applicable, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, (i) Lenders holding more than fifty percent (50%) of the Aggregate Commitments or, (ii) if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Supermajority Lenders” means, as of any date of determination, (i) Lenders holding more than sixty-six and sixty-seven hundredths of a percent (66.67%) of the Aggregate Commitments or, (ii) if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than sixty-six and sixty-seven hundreds of a percent (66.67%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Reserves” means all Inventory Reserves, Availability Reserves and Receivables Reserves. The Agent shall have the right, at any time and from time to time after the Effective Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) days’ prior notice to the Lead Borrower (during which period the Agent shall be available to discuss any such proposed Reserve with the Borrowers; provided that (i) no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, Rent and Customer Credit Liabilities), or (2) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) day period, or (3) if an Event of Default or Cash Dominion Event is continuing and (ii) upon such notice, the Borrowers will not be permitted to borrow so as to exceed the Aggregate Revolving Borrowing Base (or any component borrowing base thereof) after giving effect to such new or modified Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any chief financial officer or the chief executive officer, chief operating officer, chief administrative officer, president, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Commitment Fee Percentage” means one quarter of one percent (0.25%) per annum.

“Revolving IP Advance Rate” shall mean forty-five percent (45%).

“Revolving Lender” means the Domestic Revolving Lenders, the Canadian Lenders, any European Sub-Facility Lender, and, as the context requires, includes the Swing Line Lender.

“Revolving Loan” means an extension of credit by a Revolving Lender to a Borrower under Article II.

“Revolving Loan Cap” means, at any time of determination, the lesser of (a) the Domestic Revolving Commitments or (b) the Domestic Revolving Borrowing Base.

“RP Conditions” means, at the time of determination with respect to any proposed Restricted Payment, that: (a) no Default or Event of Default then exists or would arise as a result of the making of such Restricted Payment and (b) after giving effect to such Restricted Payment, either:

(i) (x) the Pro Forma Excess Availability following, and after giving effect to, such Restricted Payment, will be greater than the greater of (x) $60,000,000 and (y) fifteen percent (15%) of the Loan Cap and (y) the Consolidated Fixed Charge Coverage Ratio, calculated on a trailing twelve (12) month basis after giving pro forma effect to such Restricted Payment, is equal to or greater than 1.00:1.00, or

(ii) the Pro Forma Excess Availability following, and after giving effect to, such Restricted Payment, will be greater than the greater of (x) twenty-five percent (25%) of the Loan Cap and (y) $100,000,000.

Prior to undertaking any Restricted Payment which is subject to the RP Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above, in the form of a Transaction Certificate, on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or any foreign Governmental Authority exercising similar functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB or any similar foreign applicable Laws.

“Security Agreement” means the Amended and Restated Security Agreement dated as of August 3, 2011 among the Domestic Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Canadian Security Documents, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Selected Months” means any consecutive three (3) month period occurring during the applicable Fiscal Year of the Loan Parties, which is selected by the Borrowers, with written notice thereof being delivered to the Agent, no later than sixty (60) days after the end of the prior Fiscal Year; provided that failure to make any such election shall result in the consecutive three (3) month period from the prior Fiscal Year to remain in effect; provided that the Borrowers shall not be permitted to elect the first three (3) months of any Fiscal Year to the extent they had elected the last three (3) months of the prior Fiscal Year.

“Senior Notes” means, collectively, (i) the 0.00% convertible senior notes due 2023 issued by Holdings in the principal amount of $335,000,000 (the “2023 Senior Notes”) and (ii) the 0.00% convertible senior notes due 2024 issued by Holdings in the principal amount of $350,000,000 (the “2024 Senior Notes”).

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Holdings and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“SOFR” has the meaning specified in the definition of Daily Simple SOFR.

“SOFR Early Opt-in” means the Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.29).

“Spot Rate” means the exchange rate, as determined by the Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Agent’s principal foreign exchange trading office for the first currency.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited or unlimited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Substantial Liquidation” shall mean either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Loan Parties.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate or branch of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-3, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Domestic Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Domestic Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06 hereof.

“Termination Event” means (a) the whole or partial withdrawal of the Canadian Borrower or any Canadian Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing of a notice to terminate in whole or in part of a Canadian Pension Plan; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two (2) Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA, in each case of or by Holdings and its Relevant Subsidiaries for the most recently completed twelve (12) month period as of the end of the prior Fiscal Quarter of Holdings and its Relevant Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Trademark” has the meaning given to such term in the Security Agreement.

“Trading With the Enemy Act” has the meaning set forth in Section 10.18.

“Transaction Certificate” means a certificate substantially in the form of Exhibit H hereto, executed and certified as accurate by a Responsible Officer of the Lead Borrower.

“Type” means, with respect to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate, the BA Rate, the Base Rate, the Canadian Prime Rate or the U.S. Index Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UFCA” has the meaning specified in Section 10.23(d).

“UFTA” has the meaning specified in Section 10.23(d).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Canadian Borrowing Base or the Domestic Revolving Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Concentration Account” has the meaning provided in Section 6.12(b).

“U.S. Index Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch as its “base rate”, being its reference rate of interest for loans made in Dollars; (b) the Federal Funds Rate for such day, plus one half of one percent (0.50%); and (c) the LIBOR Rate for a thirty (30) day interest period as determined on such day, plus one percent (1.00%). If the U.S. Index Rate is being used as an alternative rate of interest pursuant to Section 3.03 hereof, then the U.S. Index Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“U.S. Index Rate Loan” means a Canadian Revolving Loan made in Dollars that bears interest based on the U.S. Index Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.31.

“U.S. Tax Compliance Certificate” has the meaning as defined in Section 3.01(f).

“Withholding Agent” means each of the Borrowers and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars or Canadian Dollars, as applicable, in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.
(e)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03Accounting Terms
(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Transition from GAAP Accounting to IFRS Standards.  If the Loan Parties shall elect as of the end of any financial reporting period to prepare their financial statements in accordance with International Financial Reporting Standards, as published by the International Accounting Standards Board (“IFRS”), rather than GAAP, then, following delivery to the Agent of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to Lenders and Loan Parties) the thresholds or methods of calculation required by Section 7.16 (including any definitions or components applicable thereto) such that compliance therewith is neither more nor less burdensome (as determined by the Required Lenders in their sole discretion) to Loan Parties as a result of such conversion to IFRS and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to IFRS.
(d)Treatment of Operating Leases. Notwithstanding any other provision contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant), all liability amounts shall be determined excluding any liability relating to any operating lease, and all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, in each case to the extent that such liability or asset pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.
1.04Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or “BA Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
1.05Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01Domestic Revolving Loans and Canadian Revolving Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees as follows:

(a)Each Domestic Revolving Lender severally agrees to make Domestic Revolving Loans to the Domestic Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Domestic Revolving Commitment, or (y) such Domestic Revolving Lender’s Applicable Percentage of the Domestic Revolving Borrowing Base (the “Domestic Revolving Facility”);
(b)Each Canadian Lender severally agrees to make Canadian Revolving Loans to the Canadian Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Canadian Lender’s Canadian Revolving Commitment, or (y) such Canadian Lender’s Applicable

Percentage of the Canadian Borrowing Base (the “Canadian Revolving Facility” and together with the Domestic Revolving Facility, the “Revolving Credit Facility”); and

Notwithstanding the foregoing, (i) after giving effect to any Borrowing, the Total Outstandings shall not exceed the Loan Cap, (ii) after giving effect to any Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Loan Cap, (iii) after giving effect to any Borrowing, the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iv) after giving effect to any Borrowing of Domestic Revolving Loans, the aggregate Outstanding Amount of Domestic Total Revolving Outstandings shall not exceed Domestic Revolving Availability, (v) after giving effect to any Canadian Revolving Borrowing, the aggregate Outstanding Amount of Canadian Total Revolving Outstandings shall not exceed Canadian Availability, (vi) after giving effect to any Domestic Revolving Loan, the aggregate Outstanding Amount of the Domestic Revolving Loans of any Domestic Revolving Lender, plus such Domestic Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations relating to the Domestic Borrowers, plus such Domestic Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Domestic Revolving Lender’s Domestic Revolving Commitment, (vii) after giving effect to any Canadian Revolving Loan, the aggregate Outstanding Amount of the Canadian Revolving Loans of any Canadian Lender, plus such Canadian Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations with respect to the Canadian Borrower, shall not exceed such Canadian Lender’s Canadian Revolving Commitment, (viii) the Outstanding Amount of all L/C Obligations owed by the Domestic Borrowers shall not at any time exceed the Domestic Letter of Credit Sublimit, and (ix) the Outstanding Amount of all L/C Obligations owed by the Canadian Borrower shall not at any time exceed the Canadian Letter of Credit Sublimit.  Within the limits of each Revolving Lender’s Domestic Revolving Commitment or Canadian Revolving Commitment, as applicable, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving Loans may be Base Rate Loans, Canadian Prime Rate Loans, LIBOR Rate Loans, BA Equivalent Loans or U.S. Index Rate Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Loans.
(a)Domestic Revolving Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBOR Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02 and shall be made solely in Dollars.  Canadian Revolving Loans shall be either Canadian Prime Rate Loans or BA Equivalent Loans (if made in Canadian Dollars) or LIBOR Rate Loans or U.S. Index Rate Loans (if made in Dollars) as the Canadian Borrower may request subject to and in accordance with this Section 2.02.  All Swing Line Loans shall be only Base Rate Loans.  Subject to the other provisions of this Section 2.02, Borrowings of more than one Type may be incurred at the same time.
(b)Each Borrowing, each Conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans and BA Equivalent Loans shall be made upon the Lead Borrower’s or Canadian Borrower’s, as applicable, irrevocable notice to the Agent, which may be given by telephone.  Each such notice must be received by the Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or BA Equivalent Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans or U.S. Index Rate Loans or of BA Equivalent Loans to Canadian Prime Rate Loans, as applicable, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans.  Each telephonic notice by the Lead Borrower or the Canadian Borrower, as applicable, pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Domestic Revolving Loan Notice or Canadian Loan Notice, as applicable, appropriately completed and signed by a Responsible Officer of the Lead Borrower or the Canadian Borrower, as applicable.  Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and each Borrowing of, Conversion to or continuation of BA Equivalent Loans shall be in a principal amount of CD$5,000,000 or a whole multiple of CD$1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Base Rate Loans, Canadian Prime Rate Loans, or U.S. Index Rate Loans, as applicable, shall be in such minimum amounts as the Agent may require.  Each Domestic Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Domestic Revolving Borrowing, a Conversion of Domestic Revolving Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Domestic Revolving Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Domestic Revolving Loans to be borrowed, Converted or continued, (iv) the Type of Domestic Revolving Loans to be borrowed or to which existing Domestic Revolving Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Lead Borrower fails to specify a Type of Domestic Revolving Loan in a Domestic Revolving Loan Notice or if the Lead Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Domestic Revolving Loans shall be made as, or Converted to, Base Rate Loans.  Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Lead Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Domestic Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be Converted to a LIBOR Rate Loan.  Each Canadian Loan Notice (whether telephonic or written) shall specify (i) whether the Canadian Borrower is requesting a Canadian Revolving Borrowing, a Conversion of Canadian Revolving Loans from one Type to the other, or a continuation of BA Equivalent Loans or LIBOR Rate Loans, (ii) the requested date of the Canadian Revolving Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Canadian Revolving Loans to be borrowed, Converted or continued, (iv) the Type of Canadian Revolving Loans to be borrowed or to which existing Canadian Revolving Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Canadian Borrower fails to specify a Type of Canadian Revolving Loan in a Canadian Loan Notice or if the Canadian Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Canadian Revolving Loans shall be made as, or Converted to, Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable.  Any such automatic Conversion to Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable BA Equivalent Loans or LIBOR Rate Loans, as applicable.  If the Canadian Borrower requests a Borrowing of, Conversion to, or continuation of BA Equivalent Loans or LIBOR Rate Loans in any such Canadian Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(c)Following receipt of a Domestic Revolving Loan Notice, the Agent shall promptly notify each Domestic Revolving Lender of the amount of its Applicable Percentage of the applicable Domestic Revolving Loans, and if no timely notice of a Conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Domestic Revolving Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b).  Following receipt of a Canadian Loan Notice, the Agent shall promptly notify each Canadian Lender of the amount of its Applicable Percentage of the applicable Canadian Revolving Loans, and if no timely notice of a Conversion or continuation is provided by the Canadian Borrower, the Agent shall notify each Canadian Lender of the details of any automatic Conversion to Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, described in Section 2.02(b).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Agent in immediately available funds at the Agent’s Office, not later than 1:00 p.m. on the Business Day specified in the applicable Domestic Revolving Loan Notice or Canadian Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the applicable Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Lead Borrower or the Canadian Borrower, as applicable, on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower or the Canadian Borrower, as applicable; provided, however, that if, on the date the Domestic Revolving Loan Notice or Canadian Loan Notice, as applicable, with respect to such Borrowing of Revolving Loans is given by the Lead Borrower or the Canadian Borrower, as applicable, there are L/C Borrowings outstanding with respect to the Domestic Borrowers or the Canadian Borrower, as applicable, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrowers as provided above.
(d)The Agent (as regards the Canadian Borrower, acting through the Bank of America-Canada Branch), without the request of the Lead Borrower or the Canadian Borrower, as applicable, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby.  The Agent shall advise the Lead Borrower or the Canadian Borrower, as applicable, of any such advance or charge promptly after the making thereof.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(c).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans with respect to the Domestic Borrowers and Canadian Prime Rate Loans with respect to the Canadian Borrower.
(e)Except as otherwise provided herein, a LIBOR Rate Loan or a BA Equivalent Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan or BA Equivalent Loan, as applicable.  During the existence of a Default or an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans or BA Equivalent Loans without the Consent of the Required Lenders.
(f)The Agent shall promptly notify the Lead Borrower or the Canadian Borrower, as applicable, and the applicable Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans or BA Equivalent Loans, as applicable, upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Domestic Revolving Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.  At any time that Canadian Prime Rate Loans or U.S. Index Rate Loans are outstanding, the Agent shall notify the Canadian Borrower and the Canadian Lenders of any change in Bank of America-Canada Branch’s prime rate or base rate used in determining the Canadian Prime Rate or the U.S. Index Rate, as applicable, promptly following the public announcement of such change.
(g)After giving effect to all Borrowings, all Conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to LIBOR Rate Loans or two (2) Interest Periods in effect with respect to BA Equivalent Loans.
(h)The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.  The Agent may (as regards the Canadian Borrower, acting through the Bank of America-Canada Branch), in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby.  Any Permitted Overadvance that is a Domestic Revolving Loan may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan or a Canadian Prime Rate Loan, as applicable, and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Domestic Revolving Lenders’ and the Canadian Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Domestic Revolving Lenders’ obligations to purchase participations with respect to Swing Line Loans.  The Agent shall not have any liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).
2.03Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Domestic Revolving Lenders and the Canadian Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; (B) the Domestic Revolving Lenders severally agree to participate in Domestic Letters of Credit issued for the account of the Domestic Borrowers and any drawings thereunder in accordance with their respective Applicable Percentages; provided that after giving effect to any Domestic L/C Credit Extension with respect to any Domestic Letter of Credit, (v) the Total Outstandings shall not exceed the Loan Cap, (w) the Total Revolving Outstandings shall not exceed the Revolving Loan Cap, (x) the aggregate Outstanding Amount of Domestic Total Revolving Outstandings shall not exceed Domestic Revolving Availability, (y) the aggregate Outstanding Amount of the Domestic Revolving Loans of any Domestic Revolving Lender, plus such Domestic Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Domestic Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Domestic Revolving Lender’s Domestic Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations owed by the Domestic Borrowers shall not exceed the Domestic Letter of Credit Sublimit; and (C) the Canadian Lenders severally agree to participate in Canadian Letters of Credit issued for the account of the Canadian Borrower and any drawings thereunder in accordance with their respective Applicable Percentages; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (v) the Total Outstandings shall not exceed the Loan Cap, (w) the Total Revolving Outstandings shall not exceed the Revolving Loan Cap, (x) the aggregate Outstanding Amount of Canadian Total Revolving Outstandings shall not exceed Canadian Availability, (y) the aggregate Outstanding Amount of the Canadian Revolving Loans of any Canadian Lender, plus such Canadian Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Canadian Lender’s Canadian Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations owed by the Canadian Borrower shall not exceed the Canadian Letter of Credit Sublimit.  Each request by the Lead Borrower or the Canadian Borrower, as applicable, for the issuance or amendment of a Domestic Letter of Credit or a Canadian Letter of Credit, as applicable, shall be deemed to be a representation by the Domestic Borrowers or the Canadian Borrower, as applicable, that the Domestic L/C Credit Extension or Canadian L/C Credit Extension, as applicable, so requested complies with the conditions set forth in the provisos to the two preceding sentences, as applicable.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Any L/C Issuer (other than Bank of America or any of its Affiliates) shall notify the Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer; provided that (A) until the Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and the L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.
(ii)The L/C Issuer shall not issue any Letter of Credit, if:
(A)subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)subject to Section 2.03(b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than one hundred twenty (120) days after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Lenders have approved such expiry date.
(iii)The L/C Issuer shall not issue any Letter of Credit without the prior consent of the Agent, if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)such Letter of Credit is to be denominated in a currency other than Dollars (with respect to Domestic Letters of Credit) or either Dollars or Canadian Dollars (with respect to Canadian Letters of Credit); provided that if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars or Canadian Dollars, all reimbursements by the applicable Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;
(D)such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(E)a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.
(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v)The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the terms “Agent”, as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower or the Canadian Borrower, as applicable, delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower or the Canadian Borrower, as applicable.  Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two (2) Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Lead Borrower or the Canadian Borrower, as applicable, shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.
(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Lead Borrower or the Canadian Borrower, as applicable, and, if not, the L/C Issuer will provide the Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance or amendment of each Domestic Letter of Credit, each Domestic Revolving Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Domestic Letter of Credit in an amount equal to the product of such Domestic Revolving Lender’s Applicable Percentage times the Stated Amount of such Domestic Letter of Credit.  Upon any change in the Domestic Revolving Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations owing by the Domestic Borrowers, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Domestic Revolving Lenders.  Immediately upon the issuance or amendment of each Canadian Letter of Credit, each Canadian Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Canadian Letter of Credit in an amount equal to the product of such Canadian Lender’s Applicable Percentage times the Stated Amount of such Canadian Letter of Credit.  Upon any change in the Canadian Revolving Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations owing by the Canadian Borrower, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Canadian Lenders.
(iii)If the Lead Borrower or the Canadian Borrower, as applicable, so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Standby Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Lead Borrower or the Canadian Borrower, as applicable, shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the applicable Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Revolving Lender or the Lead Borrower or the Canadian Borrower, as applicable that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower or the Canadian Borrower, as applicable, and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower or the Canadian Borrower, as applicable, and the Agent thereof not less than two (2) Business Days prior to the Honor Date (as defined below; provided, however, that any failure to give or delay in giving such notice shall not relieve the Domestic Borrowers or the Canadian Borrower, as applicable, of their obligation to reimburse the L/C Issuer and the applicable Revolving Lenders with respect to any such payment.  On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Domestic Borrowers or the Canadian Borrower, as applicable, shall be deemed to have requested a Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, to be disbursed on the Honor Date in an amount equal to the amount of such payment, but subject to the amount of the unutilized portion of Domestic Revolving Availability or Canadian Availability, as applicable, and the conditions set forth in Section 4.02 (other than the delivery of a Domestic Revolving Loan Notice or Canadian Loan Notice, as applicable). In the event that such Borrowing cannot be made pursuant to the terms hereof, then not later than 11:00 a.m. on the Honor Date, the Domestic Borrowers or the Canadian Borrower, as applicable, shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing.  If the Domestic Borrowers or the Canadian Borrower, as applicable, fail(s) to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each applicable Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each applicable Revolving Lender shall upon any notice from the Agent pursuant to Section 2.03(c)(i) make funds available to such Agent for the account of the L/C Issuer at the Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each applicable Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan, a Canadian Prime Rate Loan or a U.S. Index Rate Loan, as applicable, to the Domestic Borrowers or the Canadian Borrower, as applicable, in such amount.  The Agent shall remit the funds so received to the L/C Issuer.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Domestic Borrowers or the Canadian Borrower, as applicable, shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each applicable Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this

Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Domestic Revolving Loan Notice or the Canadian Borrower of a Canadian Loan Notice, as applicable).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)If any Revolving Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate or the Bank of Canada Overnight Rate, as applicable, and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Agent pursuant to Section 2.03(g)), the Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.
(ii)If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each applicable Revolving Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate or the Bank of America-Canada Overnight Rate, as applicable, from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or
(vi)the fact that any Default or Event of Default shall have occurred and be continuing.

The Lead Borrower or the Canadian Borrower, as applicable, shall promptly examine a copy of each Domestic Letter of Credit or Canadian Letter of Credit, as applicable, and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s or the Canadian Borrower’s, as applicable, instructions or other irregularity, the Lead Borrower or the Canadian Borrower, as applicable, will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant, or assignee of the L/C Issuer shall be liable or responsible to the Loan Parties for any of the matters described in clauses (i) through (iv) above, or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will be binding upon the Borrowers; provided that, anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to punitive, consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer's willful misconduct or gross negligence.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by the L/C Issuer or any representation or warranty by the L/C Issuer that any such wording or such Letter of Credit will be effective.  Without limiting the foregoing, the L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.
(g)Cash Collateral.  Upon the request of the Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Domestic Borrowers or the Canadian Borrower, as applicable, shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations owing by the Domestic Borrowers or the Canadian Borrower, as applicable, in an amount equal to (i) with respect to the Domestic Borrowers, one hundred three percent (103%) of the Outstanding Amount of all L/C Obligations on account of Domestic L/C Credit Extensions, and (ii) with respect to the Canadian Borrower, one hundred three percent (103%) of the Outstanding Amount of all L/C Obligations on account of Canadian L/C Credit Extensions, in each case pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders).  The Domestic Borrowers hereby grant to the Agent a Lien on all such cash, deposit accounts and all balances therein and all proceeds of the foregoing owned by the Domestic Borrowers to secure all Obligations, and the Canadian Borrower hereby grants to the Agent a Lien on all such cash, deposit accounts and all balances therein and all proceeds of the foregoing owned by the Canadian Borrower to secure all Canadian Liabilities.  Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds (i) held on behalf of the Domestic Letters of Credit is less than the aggregate Outstanding Amount of all L/C Obligations owing with respect to the Domestic L/C Credit Extensions, or (ii) held on behalf of the Canadian Letters of Credit is less than the aggregate Outstanding Amount of all L/C Obligations owing with respect to the Canadian L/C Credit Extensions, as applicable, the Domestic Borrowers or the Canadian Borrower, as applicable, will, forthwith upon demand by the Agent pay to the Agent as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Domestic Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.  Upon the drawing of any Canadian Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Canadian Liabilities.
(h)Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower or the Canadian Borrower, as applicable, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i)Letter of Credit Fees.  The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay to the Agent for the account of each Domestic Revolving Lender or Canadian Lender, as applicable, in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) calculated in arrears on the first calendar day following the end of each March, June, September and December, and shall be payable on such day (or, if such day is not a Business Day, on the immediately succeeding Business Day following the end of each March, June, September and December), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.
(j)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each Commercial Letter of Credit, at a rate equal to one hundred twenty-five thousandths of a percent (0.125%) per annum, computed on the amount of such Letter of Credit, and payable upon the issuance or amendment thereof, and (ii) with respect to each Standby Letter of Credit, at a rate equal to one hundred twenty-five thousandths of a percent (0.125%) per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such fronting fees shall be calculated in arrears on the first calendar day following the end of each March, June, September and December, and shall be payable on such day (or, if such day is not a Business Day, on the immediately succeeding Business Day following the end of each March, June, September and December), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.   For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Domestic Borrowers or the Canadian Borrower, as applicable, shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04Swing Line Loans.
(a)The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion, in reliance upon the agreements of the other Domestic Revolving Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Domestic Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Domestic Revolving Loans and L/C Obligations of the Domestic Revolving Lender acting as Swing Line Lender, may exceed the amount of such Domestic Revolving Lender’s Domestic Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Loan Cap, (ii) the Total Revolving Outstandings shall not exceed the Revolving Loan Cap, and (iii) the aggregate Outstanding Amount of the Domestic Revolving Loans of any Domestic Revolving Lender at such time, plus such Domestic Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Domestic Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Domestic Revolving Lender’s Domestic Revolving Commitment, and provided, further, that the Domestic Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender may refuse, and such refusal shall not be deemed an abuse of the Swing Line Lender’s discretion to make Swing Line Loans as provided herein, to make any Swing Line Loan at any time when any Domestic Revolving Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Lead Borrower or such Domestic Revolving Lender to eliminate the Swing Line Lender’s risk with respect to such Domestic Revolving Lender.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Domestic Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Domestic Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Domestic Revolving Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan.  The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.
(b)Borrowing Procedures.  Each Swing Line Borrowing may, in the Swing Line Lender’s discretion, be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a

Responsible Officer of the Lead Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Domestic Borrowers either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Lead Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding with respect to the Domestic Borrowers, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Domestic Borrowers as provided above.
(c)Refinancing of Swing Line Loans.
(i)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Domestic Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Domestic Revolving Lender make a Base Rate Loan in an amount equal to such Domestic Revolving Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Domestic Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Loan Cap and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Domestic Revolving Loan Notice promptly after delivering such notice to the Agent.  Each Domestic Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Domestic Revolving Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Domestic Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Domestic Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Domestic Borrowers in such amount.  The Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Domestic Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Domestic Revolving Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Domestic Revolving Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Domestic Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Domestic Revolving Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Domestic Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Domestic Revolving Lender’s Domestic Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.   A certificate of the Swing Line Lender submitted to any Domestic Revolving Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Domestic Revolving Lender’s obligation to make Domestic Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Domestic Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Domestic Revolving Lender’s obligation to make Domestic Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Domestic Borrowers to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Domestic Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Domestic Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Domestic Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Domestic Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Domestic Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Domestic Borrowers for interest on the Swing Line Loans.  Until each Domestic Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Domestic Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender.  The Domestic Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.
(a)The Borrowers may, upon irrevocable notice from the Lead Borrower or the Canadian Borrower, as applicable, to the Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans or BA Equivalent Loans and (B) on the date of prepayment of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans; (ii) any prepayment of LIBOR Rate Loans or BA Equivalent Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans or BA Equivalent Loans, the Interest Period(s) of such Loans.  The Agent will promptly notify each Domestic Revolving Lender or Canadian Lender, as applicable, of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Lead Borrower or the Canadian Borrower, as applicable, the Domestic Borrowers or the Canadian Borrower, as applicable, shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan or a BA Equivalent Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Domestic Revolving Loans or the Canadian Revolving Loans, as applicable, of the Lenders in accordance with their respective Applicable Percentages.
(b)The Domestic Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Lead Borrower, the Domestic Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)If for any reason the Total Revolving Outstandings at any time exceed the lesser of (i) the Aggregate Revolving Commitments or (ii) the Aggregate Revolving Borrowing Base, each as then in effect, the Borrowers shall immediately prepay the Revolving Loans and L/C Borrowings and Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans, the Total Revolving Outstandings exceed (i) the lesser of the Aggregate Revolving Commitments or (ii) the Aggregate Revolving Borrowing Base, each as then in effect.  In addition, (i) if at any time the amount of the Canadian Total Revolving Outstandings exceeds Canadian Availability, the Canadian Borrower will immediately prepay the Canadian Revolving Loans and L/C Borrowings relating to Canadian Letters of Credit and Cash Collateralize the L/C Obligations relating to Canadian Letters of Credit (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Canadian Borrower shall not be required to Cash Collateralize the L/C Obligations relating to Canadian Letters of Credit pursuant to this Section 2.05(c) unless after the prepayment in full of the Canadian Revolving Loans the Canadian Total Revolving Outstandings exceed Canadian Availability as then in effect, and (ii) if at any time the amount of the Domestic Revolving Loans plus the Domestic L/C Credit Extensions plus the outstanding amount of the Swing Line Loans exceeds the Revolving Loan Cap, the Domestic Borrowers will immediately prepay the Domestic Revolving Loans and L/C Borrowings relating to Domestic Letters of Credit and Cash Collateralize the L/C Obligations relating to Domestic Letters of Credit (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Domestic Borrowers shall not be required to Cash Collateralize the L/C Obligations relating to Domestic Letters of Credit pursuant to this Section 2.05(c) unless after the prepayment in full of the Domestic Revolving Loans the Domestic L/C Credit Extensions exceed the Revolving Loan Cap as then in effect.
(d)The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations to the extent required pursuant to the provisions of Section 6.12 hereof.
(e)The Borrowers shall prepay the Loans (if any) and Cash Collateralize the L/C Obligations in an amount equal to one hundred percent (100%) of the Net Proceeds received by a Loan Party on account of a Prepayment Event; provided that, except as otherwise set forth in the related intercreditor agreement, if any Loan Party has incurred any Permitted Senior Debt and such Permitted Senior Debt is required to be prepaid or redeemed with the net proceeds of any Prepayment Event (other than in respect of Collateral secured by a first priority lien in favor of the Agent vis-à-vis the Permitted Senior Debt), then the Borrowers shall prepay the Loans (if any) and Cash Collateralized the L/C Obligations by such lesser percentage of such Net Proceeds such that such Permitted Senior Debt receives no greater than a ratable percentage of such Net Proceeds based upon the aggregate principal amount of the Loans and such Permitted Senior Debt then outstanding; provided further that, so long as no Event of Default has occurred and is continuing, the Agent may, in its sole discretion, determine that no prepayment shall be required pursuant to clause (b) of the definition of “Prepayment Event”.
(f)(i)Prepayments made by the Domestic Borrowers pursuant to Section 2.05(c) above, first, shall be applied ratably to the L/C Borrowings relating to Domestic Letters of Credit and the Swing Line Loans, second, shall be applied ratably to the outstanding Domestic Revolving Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations with respect to Domestic Letters of Credit, fourth, shall be applied ratably to the L/C Borrowings relating to Canadian Letters of Credit, fifth, shall be applied ratably to the outstanding Canadian Revolving Loans, sixth, shall be used to Cash Collateralize the remaining L/C Obligations with respect to Canadian Letters of Credit, and seventh, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Domestic Borrowers for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

(ii)Prepayments made by the Domestic Borrowers pursuant to Section 2.05(d) and (e) above, first, shall be applied ratably to the L/C Borrowings relating to Domestic Letters of Credit and the Swing Line Loans, second, shall be applied ratably to the outstanding Domestic Revolving Loans, third, if an Event of Default is then continuing, shall be used to Cash Collateralize the remaining L/C Obligations with respect to Domestic Letters of Credit, fourth, shall be applied ratably to the L/C Borrowings relating to Canadian Letters of Credit, fifth, shall be applied ratably to the outstanding Canadian Revolving Loans, sixth, if an Event of Default is then continuing, shall be used to Cash Collateralize the remaining L/C Obligations with respect to Canadian Letters of Credit, and seventh, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations (to the extent required hereunder) in full may be retained by the Domestic Borrowers for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

(g)Prepayments made by the Canadian Borrower pursuant to Section 2.05(c), (d) and (e) above, first, shall be applied ratably to the L/C Borrowings relating to Canadian Letters of Credit, second, shall be applied ratably to the outstanding Canadian Revolving Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations with respect to Canadian Letters of Credit (except that with respect to Section 2.05(d) and (e), such Cash Collateralization shall be required only if an Event of Default is then continuing) and fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings relating to Canadian Letters of Credit and Canadian Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations relating to Canadian Letters of Credit (to the extent required hereunder) in full may be retained by the Canadian Borrower for use in the ordinary course of its business.  Upon the drawing of any Canadian Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Canadian Borrower or any other Loan Party) to reimburse the L/C Issuer or the Canadian Lenders, as applicable.
2.06Termination or Reduction of Commitments.
(a)The Domestic Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Domestic Revolving Commitments, the Domestic Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Domestic Revolving Commitments, the Domestic Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Domestic Borrowers shall not terminate or reduce (A) the Domestic Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of the sum of Domestic Revolving Loans, L/C Obligations with respect to Domestic Letters of Credit and Swing Line Loans  would exceed the Domestic Revolving Commitments, (B) the Domestic Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations with respect to Domestic Letters of Credit not fully Cash Collateralized hereunder would exceed the Domestic Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.  If, after giving effect to any reduction of the Domestic Revolving Commitments, the Domestic Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the remaining Domestic Revolving Commitments, such Domestic Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.
(b) The Canadian Borrower may, upon irrevocable notice from the Canadian Borrower to the Agent, terminate the Canadian Revolving Commitments or the Canadian Letter of Credit Sublimit or from time to time permanently reduce the Canadian Revolving Commitments or the Canadian Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Canadian Borrower shall not terminate or reduce (A) the Canadian Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Canadian Total Revolving Outstandings would exceed the Canadian Revolving Commitments or (B) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations with respect to Canadian Letters of Credit not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit.  If, after giving effect to any reduction of the Canadian Revolving Commitments, the Canadian Letter of Credit Sublimit exceeds the amount of the remaining Canadian Revolving Commitments, such Canadian Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.  Any amount of the Canadian Revolving Loans so repaid may not be re-borrowed and any portion of the Canadian Revolving Commitments which are reduced or terminated may not be reinstated.

(c)The Agent will promptly notify the Domestic Revolving Lenders or the Canadian Lenders, as applicable, of any termination or reduction of the Domestic Letter of Credit Sublimit, Canadian Letter of Credit Sublimit, Swing Line Sublimit or any Commitments under this Section 2.06, as applicable.  Upon any reduction of any Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees (including, without limitation, commitment fees, and Letter of Credit Fees) and interest in respect of the Commitments accrued until the effective date of any termination of such Commitments shall be paid on the effective date of such termination.
2.07Repayment of Loans.
(a)The Domestic Borrowers shall repay to the Domestic Revolving Lenders on the Termination Date the Domestic Total Revolving Outstandings on such date.  The Canadian Borrower shall repay to the Canadian Lenders on the Termination Date the Canadian Total Revolving Outstandings on such date.
(b)To the extent not previously paid, the Domestic Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.
2.08Interest.
(a)Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each BA Equivalent Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate for such Interest Period plus the Applicable Margin; (iv) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin; (v) each U.S. Index Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the U.S. Index Rate plus the Applicable Margin; and (vi) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)(i)If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law.
(ii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)Commitment Fee.  The Domestic Borrowers shall pay to the Agent for the account of each Domestic Revolving Lender in accordance with its Applicable Percentage, a commitment fee equal to the Revolving Commitment Fee Percentage multiplied by the average daily amount by which the Domestic Revolving Commitments exceed the sum of the Domestic Revolving Loans, the L/C Obligations with respect to Domestic Letters of Credit and the outstanding Swing Line Loans.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be calculated in arrears on the first calendar day following the end of each March, June, September and December, and shall be payable on such day (or, if such day is not a Business Day, on the immediately succeeding Business Day following the end of each March, June, September and December), commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period.
(b)Other Fees.  The Borrowers shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(c)European Sub-Facility. If a European Sub-Facility is established pursuant to Section 2.15(g) hereof, the applicable Loan Parties shall pay to the Agent an agency fee with respect thereto in an amount to be agreed between the Agent and the Lead Borrower.
2.10Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All computations of interest for BA Equivalent Loans and for Canadian Prime Rate Loans when the Canadian Prime Rate is determined by Bank of America-Canada Branch’s “prime rate” and for U.S. Index Rate Loans when the U.S. Index Rate is determined pursuant to clause (a) thereof shall be made on the basis of a year of three hundred sixty-five (365) days.  All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)For the purposes of the Interest Act (Canada), (i) whenever any interest or fees under this Agreement or any other Loan Document is calculated using a rate based on a period of time different from the actual number of days in the year (for example, a year of three hundred sixty (360) days), the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by the number of days in the shorter period (three hundred sixty (360) days, for example), (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.  Each Canadian Loan Party confirms that it understands and is able to calculate the rate of interest applicable to Loans and other Obligations based on the methodology for calculating per annum rates provided in this Agreement. Each Canadian Loan Party agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to each Canadian Loan Party as required pursuant to section 4 of the Interest Act (Canada).

2.11Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
(b)In addition to the accounts and records referred to in Section 2.11(a), each Revolving Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
2.12Payments Generally; Agent’s Clawback.
(a)General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars or Canadian Dollars, as applicable, and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments in respect of Base Rate Loans, U.S. Index Rate Loans and LIBOR Rate Loans shall be made in Dollars, and all payments in respect of Canadian Prime Rate Loans and BA Equivalent Loans shall be made in Canadian Dollars.  The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment (other than with respect to payment of a LIBOR Rate Loan or a BA Equivalent Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans or BA Equivalent Loans (or in the case of any Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers to but excluding the date of payment to the Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate or the Bank of America-Canada Overnight Rate, as applicable, and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, (B) in the case of a payment to be made by the Domestic Borrowers, the interest rate applicable to Base Rate Loans, and (C) in the case of a payment to be made by the Canadian Borrower, the interest rate applicable to Canadian Prime Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(ii)Payments by Borrowers; Presumptions by Agent.  Unless the Agent shall have received notice from the Lead Borrower or the Canadian Borrower, as applicable, prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the applicable Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due.

With respect to any payment that the Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrowers have not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate or the Bank of Canada Overnight Rate, as applicable, and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender, the L/C Issuer or the Lead Borrower or the Canadian Borrower, as applicable, with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Domestic Revolving Lenders hereunder to make Domestic Revolving Loans, to fund participations in Domestic Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint.  The obligations of the Canadian Lenders hereunder to make Canadian Revolving Loans and to fund participations in Canadian Letters of Credit and to make payments hereunder are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder.
(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations or the Canadian Liabilities, as applicable, of the other applicable Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Credit Parties ratably and in the priorities set forth in Section 8.03; provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14Settlement Amongst Revolving Lenders
(a)The amount of each Revolving Lender’s Applicable Percentage of outstanding Revolving Loans (including outstanding Swing Line Loans), shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swing Line Loans) and repayments of Revolving Loans (including Swing Line Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)The Agent shall deliver to each of the applicable Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans and Swing Line Loans (if applicable) for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Agent shall transfer to each applicable Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Revolving Lender, such amounts as are necessary to ensure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Revolving Lender shall be equal to such Revolving Lender’s Applicable Percentage of all Revolving Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.  If and to the extent any Revolving Lender shall not have so made its transfer to the Agent such Revolving Lender agrees to pay to the Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent equal to the greater of the Federal Funds Rate or the Bank of Canada Overnight Rate, as applicable, and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.
2.15Increase in Commitments.
(a)Request for Increase.  Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the applicable Lenders), the Lead Borrower may from time to time request an increase in the Commitments by an amount (for all such requests) not exceeding $300,000,000 (a “Commitment Increase”), which may be allocated to (i) increase the Domestic Revolving Commitments (a “Domestic Revolving Commitment Increase”), (ii) establish the European Sub-Facility (as defined below) (a “European Sub-Facility Request”) and/or (iii) establish the FILO Facility (as defined below) (a “FILO Facility Request”); provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000 and indicate if the Lead Borrower is requesting a Domestic Revolving Commitment Increase, a FILO Facility Request or a European Sub-Facility Request, and (ii) the Borrowers may make a maximum of four (4) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the Persons to whom such requested increase is to be made (such Persons so specified, collectively, the “Designated Commitment Increase Lenders”) and the time period within which each such Person is requested to respond (the “Commitment Increase Response Period”) (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Persons, or such longer period as may be agreed to by the Agent in its sole discretion). To the extent any Designated Commitment Increase Lender is not then a Lender, such Designated Commitment Increase Lender shall be subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approval shall not be unreasonably withheld, conditioned or delayed).
(b)Lender Elections to Increase.  Each Designated Commitment Increase Lender shall notify the Agent within the Commitment Increase Response Period whether or not it agrees to furnish commitment, or if such Designated Commitment Increase Lender is an existing Domestic Revolving Lender, increase its commitment and, if so, the amount of the commitment it is willing to furnish or increase.  Any Designated Commitment Increase Lender not responding within the Commitment Increase Response Period shall be deemed to have declined to furnish, or as to an existing Domestic Revolving Lender, increase its commitment.

(c)Notification by Agent; Additional Domestic Revolving Lenders.  The Agent shall notify the Lead Borrower and each applicable Lender of each Designated Commitment Increase Lender’s response to each request made pursuant to clause (a) above.  To achieve the full amount of a requested Commitment Increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld, conditioned or delayed), to the extent that any Designated Commitment Increase Lender declines to furnish commitment, or in the case of a Designated Commitment Increase Lender that is an existing Domestic Revolving Lender, declines to increase its commitment, to the amount requested by the Lead Borrower, the Arranger, in consultation with the Lead Borrower, shall use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the requested Commitment Increase and not accepted by such Designated Commitment Increase Lenders (and the Borrowers may also invite additional Eligible Assignees to become Lenders) (such Lenders providing a Commitment Increase, collectively, the “Additional Commitment Lenders”); provided, however, that without the consent of the Agent, at no time shall the commitment of any Additional Commitment Lender be less than $5,000,000.
(d)Effective Date and Allocations.  If the Commitments are increased in accordance with this Section 2.15, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Commitment Increase.  The Agent shall promptly notify the Lead Borrower and the relevant Lenders of the final allocation of such Commitment Increase and of the Increase Effective Date, and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increase, and (ii) Schedule 2.01 shall be deemed modified, without further action (other than as required under Section 2.15(f) with respect to a FILO Facility Request and Section 2.15(g) with respect to a European Sub-Facility Request), to reflect the revised Commitments and Applicable Percentages of the new (if any) and existing Lenders.
(e)Conditions to Effectiveness of Increase.  As conditions precedent to each Commitment Increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Domestic Loan Party (or, in the case of a Commitment Increase in respect of the European Sub-Facility, each relevant Loan Party) dated as of the Increase Effective Date signed by a Responsible Officer of such Domestic Loan Party (or, in the case of a Commitment Increase in respect of the European Sub-Facility, each relevant Loan Party) (A) certifying and attaching the resolutions adopted by such Domestic Loan Party (or, in the case of a Commitment Increase in respect of the European Sub-Facility, each relevant Loan Party) approving or consenting to such Commitment Increase, and (B) in the case of the Domestic Borrowers (or European Borrowers, as applicable), certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (y) in the case of any representation and warranty qualified by materiality, which shall be true and correct in all respects and (z) except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), and (2) no Default or Event of Default exists or would arise therefrom, (ii) the applicable Borrower(s), the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Arranger as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Domestic Borrowers (or European Borrowers, as applicable) shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Domestic Borrowers (or European Borrowers, as applicable) reasonably satisfactory to the Agent and dated such date; (vi) the Domestic Borrowers (or European Borrowers, as applicable) and the Additional

Commitment Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists or would arise therefrom.
(f)FILO Facility.  Subject to Section 2.15(a), the Lead Borrower (on behalf of the Domestic Borrowers) shall be permitted to request a Commitment Increase in the form of a “first-in, last-out” term loan facility (denominated in Dollars) in favor of the Domestic Borrowers (the “FILO Facility”; the aggregate commitments thereunder, the “FILO Commitment”; and the term loans made thereunder, the “FILO Loans”); provided that, the interest rate margins, rate floors, upfront fees, related borrowing base, and other relevant terms and conditions (including modifications to the definitions of “Loan Cap” and “Total Outstandings” and Sections 2.05(f) and 8.03 in order to reflect the establishment of the FILO Facility), shall be agreed upon  by the Lead Borrower, the Agent and the Lenders providing the FILO Facility (such Lenders, collectively, the “FILO Lenders”) (without the consent of any other Lender) pursuant to an amendment to this Agreement to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the FILO Facility and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Lead Borrower, to effect the provisions thereof; provided further that (a) the FILO Loans and the Obligations in respect thereof shall not be guaranteed by any Person who is not a Guarantor and shall not be secured by any assets that do not constitute Collateral, (b) all proceeds from the liquidation or other realization of the Collateral or application of funds in accordance with Section 8.03 shall be applied, first to obligations owing under, or with respect to, the Revolving Loans and second to obligations owing under, or with respect to, the FILO Loans; (c) at any time that Revolving Loans (including Swing Line Loans) and/or Unreimbursed Amounts (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Agent) are outstanding the Borrowers shall not prepay the FILO Loans, except for payment of regularly scheduled amortization payments (as agreed to by the FILO Lenders and the Agent), unless RP Conditions are satisfied at such time (and the Lead Borrower has delivered the related Transaction Certificate to the Agent); (d) the Required Lenders (which shall include the FILO Lenders) shall control exercise of remedies in respect of the Collateral; and (e) any FILO Facility shall not mature prior to, the maturity of the Revolving Credit Facility; provided however, that advance rates with respect to the items included in the borrowing base for such FILO Facility shall not exceed one hundred percent (100%) of the Appraised Value of Eligible Inventory, one hundred percent (100%) of the Appraised Value of Eligible Trade Names, one hundred percent (100%) of Eligible Trade Receivables and one hundred percent (100%) of Eligible Credit Card Receivables.
(g)European Sub-Facility. From time to time, so long as no Event of Default then exists, the Lead Borrower (on behalf of the European Borrowers) shall be permitted to request a sublimit under the Revolving Credit Facility (by re-allocating existing Commitments (which may be on a non pro-rata basis) or pursuant to a Commitment Increase under Section 2.15(a)) in favor of one or more Subsidiaries of Intermediate Holdco organized in the United Kingdom, the Netherlands and/or Belgium or other European jurisdiction acceptable to the Agent and the Lenders providing such sublimit (such Subsidiaries to be party to the European Sub-Facility, each a “European Borrower” and collectively the “European Borrowers”; such sublimit, the “European Sub-Facility” and any Revolving Loans made thereunder, the “European Revolving Loans”), in an amount and on terms and conditions to be mutually agreed among the Lead Borrower, the Agent and the European Sub-Facility Lenders. The European Sub-Facility shall be established pursuant to an amendment to this Agreement among on the one hand (i) Intermediate Holdco (which at the time such European Sub-Facility is established shall directly or indirectly own all of the voting and economic interests of the Lead Borrower and the European Borrowers), the Lead Borrower and the European Borrowers, and on the other hand (ii) the Agent and the European Sub-Facility Lenders (without the consent of any other Lenders), to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the European Sub-Facility and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Lead Borrower, to effect the provisions thereof (including modifications to Section 9.17 with respect to risk participation in respect of the European Sub-Facility); provided that at the time of establishing such European Sub-Facility or any increase therein, such European Sub-Facility shall not exceed thirty percent (30%) of the Revolving Loan Cap (after giving effect to any related Commitment Increase). The effectiveness of any such amendment shall be subject to (i) reasonably satisfactory due diligence review by the Agent and the European Sub-Facility Lenders (including with respect to the corporate structure of any European Subsidiaries that will be party to the European Sub-Facility), (ii) approval of the Agent, and credit approval of the European Sub-Facility Lenders, and (iii) receipt by the Agent of legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Effective Date (including with respect to any European Borrower). Without duplication of the requirements of Section 6.11, subject to financial assistance and other applicable laws and the provisions of Section 6.11, (i) all Loan Parties existing at the time the European Sub-Facility is established shall guaranty all obligations of the European Borrowers, and any European Borrower may guaranty all obligations of the other Loan Parties and (ii) such guaranties shall in each case be secured by Liens on the Collateral of the applicable Loan Parties. To the extent credit extensions are made under the European Sub-Facility in reliance on availability under the Domestic Revolving Borrowing Base, any such payments made pursuant to the guaranty of the Domestic Loan Parties and/or the liquidation of Collateral of the Domestic Loan Parties shall be applied on a pro rata basis to the Obligations of the Domestic Borrowers and the European Borrowers.
(h)Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER
3.01Taxes.
(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrowers.  Without limiting the provisions of Section 3.01(a) above, the Borrowers shall timely pay, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)Indemnification by the Loan Parties.  (i) The Loan Parties shall indemnify the Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid, withheld or remitted by the Agent, such Lender or the L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lead Borrower or the Canadian Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
(ii)Notwithstanding the provisions of Section 3.01(a) or (b), (A) the Borrowers will not be required to indemnify any Foreign Lender, or pay any additional amount to such Foreign Lender, pursuant to Section 3.01(a), (b) or (c), in respect of Taxes to the extent that the obligation to pay or indemnify such additional amounts would not have arisen but for the failure of such Foreign Lender to comply with the provisions of Sections 3.01(e) or (f), and (B) each Credit Party will, and does hereby, indemnify the Borrowers and Agents, and will make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Agent) incurred by or asserted against any Borrower or Agent by any Governmental Authority as a result of the failure by such Credit Party to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Credit Party to the Borrowers or the Agent pursuant to Sections 3.01(e) or (f).  Each Credit Party hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Credit Party under this Agreement or any other Loan Document against any amount due to the Agent under this Section 3.01(c)(ii).  The agreements in this Section 3.01(c)(ii) will survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)Evidence of Payments.  As soon as practicable after any payment or remittance of Taxes by the Loan Parties to a Governmental Authority, the Lead Borrower or the Canadian Borrower, as applicable, shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or remittance or other evidence of such payment or remittance reasonably satisfactory to the Agent.
(e)Status of Lenders.  For all Tax purposes of this Agreement, including this Section 3.01, it is assumed that (i) the Domestic Revolving Lenders will lend to the Domestic Borrowers and not to the Canadian Borrower and (ii) the Canadian Lenders will lend to the Canadian Borrower and not to the Domestic Borrowers.  Any Foreign Lender other than a Canadian Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Domestic Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by Law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Such delivery shall be provided on the Effective Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered.  In addition, any Lender, if requested by the Lead Borrower or the Canadian Borrower, as applicable, or the Agent shall deliver such other documentation as will enable the Lead Borrower or the Canadian Borrower, as applicable, or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(f)Tax Documentation. Without limiting the generality of the foregoing, in the event that any Borrower is a Domestic Borrower, (A) any Lender that is not a Foreign Lender shall deliver duly completed copies of Internal Revenue Service Form W-9 to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) and (B) any Foreign Lender (other than a Canadian Lender), to the extent that it is legally entitled to do so, shall deliver whichever of the following is applicable to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient), in each case, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent):
(i)duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(ii)duly completed copies of Internal Revenue Service Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Domestic Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of  Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable);
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, or
(v)any other form prescribed by Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by Law to permit the Lead Borrower to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead  Borrower and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section  (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  This Section 3.01(g) shall not be construed to require the Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.
(h)For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(i)Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans or BA Equivalent Loans, or to determine or charge interest rates based upon the LIBOR Rate or the BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Lead Borrower or the Canadian Borrower, as applicable (through the Agent), (a) any obligation of such Lender to make or continue LIBOR Rate Loans or BA Equivalent Loans, as applicable, or to Convert Base Rate Loans or U.S. Index Rate Loans to LIBOR Rate Loans or to Convert Canadian Prime Rate Loans to BA Equivalent Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans or U.S. Index Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate or U.S. Index Rate, as applicable, the interest rate on which Base Rate Loans and/or U.S. Index Rate Loans, as applicable, of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate and/or U.S. Index Rate, in each case until such Lender notifies the Agent and the Lead Borrower or the Canadian Borrower, as applicable, that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans or U.S. Index Rate Loans, as applicable (the interest rate on which Base Rate Loans and/or U.S. Index Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate and/or U.S. Index Rate), or Convert all BA Equivalent Loans of such Lender to Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans or BA Equivalent Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans or BA Equivalent Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate and/or the U.S. Index Rate applicable to such Lender without reference to the LIBOR rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate.  Upon any such prepayment or Conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or Converted, together with any additional amounts required pursuant to Section 3.05.

3.03Inability to Determine Rates.If in connection with any request for a LIBOR Rate Loan or a BA Equivalent Loan or a Conversion to or continuation thereof, (i)  the Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank  market for the applicable amount and Interest Period of such LIBOR Rate Loan or Canadian Dollar bankers’ acceptances are not being transacted in the Canadian interbank market for the applicable amount and Interest Period of such BA Equivalent Loan, or (B) (x) adequate and reasonable means do not exist for determining the LIBOR Rate or the BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Equivalent Loan or in connection with an existing or proposed Base Rate Loan, U.S. Index Rate Loan or Canadian Prime Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Agent or the Required Lenders determine that for any reason the LIBOR Rate or BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan  or BA Equivalent Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower or the Canadian Borrower, as applicable, and each applicable Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans or BA Equivalent Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or BA Equivalent Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate and the U.S. Index Rate or the BA Rate component of the Canadian Prime Rate, the utilization of the LIBOR Rate component in determining the Base Rate and U.S. Index Rate or the utilization of the BA Rate component in determining the Canadian Prime Rate, as applicable, shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Agent upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Lead Borrower or the Canadian Borrower, as applicable, may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans or BA Equivalent Loans (to the extent of the affected LIBOR Rate Loans or BA Equivalent Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans, U.S. Index Rate Loans or Canadian Prime Rate Loans, as applicable,  in the amount specified therein.
(b)Notwithstanding the foregoing, if the Agent has made the determination described in clause (i) of Section 3.03(a), the Agent, in consultation with the Borrowers, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Agent or the Required Lenders notify the Agent and the Lead Borrower or Canadian Borrower, as applicable, that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and the Lead Borrower or Canadian Borrower, as applicable, written notice thereof.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next,  one (1) week, one (1) month, two (2) month, three (3) month, six (6) month and twelve (12) month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S. dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)(x)  Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Agent determines that neither of such alternative rates is available.

(y)  On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(iii)At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Lead Borrower may revoke any request for a borrowing of, Conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Lead Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a borrowing of or Conversion to Base Rate Loans, U.S. Index Rate Loans or Canadian Prime Rate Loans, as applicable. During the period referenced in the foregoing sentence, the component of the Base Rate and the U.S. Index Rate based upon the Benchmark will not be used in any determination of the Base Rate and the U.S. Index Rate.
(iv)In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)The Agent will promptly notify the Lead Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its  sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).
(vi)At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
3.04Increased Costs; Reserves on LIBOR Rate Loans and BA Equivalent Loans.
(a)Increased Costs Generally.  Except to the extent addressed by Section 3.01, if any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the L/C Issuer;
(ii)subject any Lender or the L/C Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan or BA Equivalent Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof; or
(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan or BA Equivalent Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the applicable Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the

Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Lead Borrower or the Canadian Borrower, as applicable, shall be conclusive absent manifest error; provided that such amount shall be consistent with return metrics applied in determining amounts that such Lender or L/C Issuer has required other similarly situated borrowers or obligors to pay with respect to such increased costs or reduced returns.  The applicable Loan Parties shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that, notwithstanding the provisions of Section 3.04(a) and (b), the Loan Parties shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower or the Canadian Borrower, as applicable, of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof), and provided further that the Lender or the L/C Issuer claiming compensation therefor shall apply consistent return metrics applied to other similarly situated borrowers or obligors with respect to such increased costs or reductions.
(e)Reserves on LIBOR Rate Loans.  The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Lead Borrower or the Canadian Borrower, as applicable, shall have received at least ten (10) days’ prior notice (with a copy to the Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
3.05Compensation for Losses.  Upon demand of any Lender (with a copy to the Agent) from time to time, the applicable Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan, U.S. Index Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan, U.S. Index Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the Lead Borrower or the Canadian Borrower, as applicable; or
(c)any assignment of a LIBOR Rate Loan or a BA Equivalent Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower or the Canadian Borrower, as applicable, pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that no Borrower shall be obligated to pay any of the foregoing amounts incurred in connection with such Lender becoming or being a Defaulting Lender.  The applicable Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed (i) to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded and (ii) to have funded each BA Equivalent Loan made by it at the BA Rate for such Loan by a matching discounting, acceptance or other Borrowing or transaction in the Canadian interbank market for bankers’ acceptances for a comparable amount and for a comparable period, whether or not such BA Equivalent Loan was in fact so discounted or accepted.

3.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Domestic Borrowers or the Canadian Borrower, as applicable, hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.
3.07Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08Designation of Lead Borrower as Domestic Borrowers’ Agent.
(a)Each Domestic Borrower hereby irrevocably designates and appoints the Lead Borrower as such Domestic Borrower’s agent to obtain Domestic Revolving Credit Extensions, the proceeds of which shall be available to each Domestic Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Domestic Borrower shall be obligated to each Domestic Revolving Credit Party on account of Domestic Revolving Credit Extensions so made as if made directly by the applicable Domestic Revolving Credit Party to such Domestic Borrower, notwithstanding the manner by which such Domestic Revolving Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Domestic Borrower.  In addition, each Domestic Loan Party other than the Domestic Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Domestic Loan Party’s agent to represent such Domestic Loan Party in all respects under this Agreement and the other Loan Documents.
(b)Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers; provided that the Canadian Borrower shall be liable only for the Canadian Liabilities.
(c)The Lead Borrower shall act as a conduit for each Domestic Borrower (including itself, as a “Domestic Borrower”) on whose behalf the Lead Borrower has requested a Domestic Revolving Credit Extension.  Neither the Agent, any other Domestic Revolving Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01Conditions to Effectiveness.  The effectiveness of this Agreement and the other Loan Documents on the Effective Date is subject to satisfaction or waiver of the following conditions precedent:
(a)The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Agent:
(i)counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;
(ii)a Note executed by the applicable Borrowers in favor of each Lender requesting a Note;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;
(v)a favorable opinion of Morrison & Foerster LLP, United States counsel to the Loan Parties, and of Gowling WLG, Canadian counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;
(vi)a certificate of a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.01(b),  4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since May 1, 2021 that has had or could be reasonably expected to have, either individually or in the aggregate a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Effective Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;
(vii)evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;
(viii)the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;
(ix)results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, PPSA estoppel letters and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;
(x)(A)all documents and instruments, including Uniform Commercial Code financing statements and PPSA financing statement registrations, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority (subject to Permitted Encumbrances having priority by operation of Law) Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) copies of Credit Card Notifications, which shall have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b), to the extent not previously delivered prior to the Effective Date, (C) Blocked Account Agreements entered into with the applicable Blocked Account

Banks, and (D) control agreements with respect to the Loan Parties’ securities and investment accounts have been obtained;
(xi)counterparts of the Joinder, Confirmation and Ratification of Ancillary Loan Documents, properly executed by a Responsible Officer of each Loan Party, dated as of the Effective Date (the “Confirmation Agreement”);
(xii)counterparts of the Company Reorganization Letter Agreement properly executed by a Responsible Officer of the Lead Borrower, Holdings and Intermediate Holdco, dated as of the Effective Date; and
(xiii)such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.
(b)After giving effect to the transactions contemplated hereby and any Credit Extensions to be made on the Effective Date, Excess Availability shall be not less than fifty percent (50%) of the Revolving Loan Cap.
(c)The Agent shall have received a Borrowing Base Certificate dated as of July 3, 2021, and executed by a Responsible Officer of the Lead Borrower.
(d)The Agent shall be reasonably satisfied that any financial statements delivered to it and the Lenders fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since May 1, 2021.
(e)The Agent and the Lenders shall have received and be satisfied with updated projections of the Loan Parties in form and substance acceptable to the Agent.
(f)There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(g)The consummation of the transactions contemplated hereby shall not violate any Law or any Organization Document.
(h)All fees required to be paid to the Agent or the Arranger on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.
(i)The Borrowers shall have paid all fees then due to the Agent and the Lenders and shall have reimbursed the Agent for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees of one U.S. counsel and one Canadian counsel to the Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Effective Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).
(j)The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-

money laundering rules and regulations, including without limitation, the Patriot Act and the AML Legislation.
(k)No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Effective Date.
(l)The Agent shall have received an updated appraisal of Eligible Trade Names from an independent appraiser engaged by the Agent, reflecting results reasonably satisfactory to the Agent.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Domestic Revolving Loan Notice or Canadian Loan Notice requesting only a Conversion of Loans to the other Type, or a continuation of LIBOR Rate Loans or BA Equivalent Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:
(a)The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), respectively.
(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Domestic Revolving Loan Notice or Canadian Loan Notice requesting only a Conversion of Loans to the other Type or a continuation of LIBOR Rate Loans or BA Equivalent Loans) submitted by the Lead Borrower or the Canadian Borrower, as applicable, shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.  The conditions set forth in this Article IV are for the sole benefit of the Agent, the Lenders and the L/C Issuer but until the Required Lenders otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower (on behalf of the applicable Borrower(s)) and which, notwithstanding the failure of the Loan Parties  to comply with the provisions of this Article IV, are agreed to by the Agent; provided that the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Lender,

L/C Issuer or Agent of the provisions of this Article IV on any future occasion or a waiver of any rights of the Lenders, L/C Issuer or the Agent as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Agent, the Lenders and the L/C Issuer to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent, the Lenders and the L/C Issuer that:

5.01Existence, Qualification and Power.  Each Loan Party and each Material Subsidiary (a) is a corporation, limited or unlimited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (a) (other than with respect to the Borrowers), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.01 annexed hereto sets forth, as of the Effective Date, (i) with respect to each Loan Party, the name of such Loan Party as it appears in official filings in its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation or organization, and its federal employer identification number or similar number in a foreign jurisdiction, (ii) a listing of which of the Loan Parties are Guarantors and which are Borrowers, (iii) a listing of all other Subsidiaries of each Loan Party that are not Loan Parties.
5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any material Law.
5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or (b) such as have been obtained, taken or made and are in full force and effect.
5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party hereto and/or thereto.  This Agreement constitutes, and each other applicable Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Relevant Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)The unaudited Consolidated balance sheet of Holdings and its Relevant Subsidiaries dated May 1, 2021, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Relevant Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Since May 1, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)To the knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the later of the date of the Audited Financial Statements and the date of the most recent audited financing statements delivered pursuant to Section 6.01(a) that has resulted in or could reasonably be expected to result in a misstatement in any material respect (i) in any financial information set forth in such financial statements then most recently delivered to the Agent hereunder, (ii) of the Canadian Borrowing Base or the Domestic Revolving Borrowing Base as reported by the Lead Borrower in the Borrowing Base Certificate then most recently delivered to the Agent hereunder, (iii) of covenant compliance calculations set forth in the Compliance Certificate then most recently delivered to the Agent hereunder or (iv) of the assets, liabilities, financial condition or results of operations of Holdings and its Relevant Subsidiaries on a Consolidated basis as reported in such financial statements then most recently delivered to the Agent hereunder.

(e)The Consolidated forecasted balance sheet and statements of income and cash flows of Holdings and its Relevant Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.

5.06Litigation.  Except as, in the aggregate could not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing or contemplated, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Material Subsidiary or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby.
5.07No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property.
(a)Each Loan Party has (i) marketable title in fee simple to, or valid leasehold interests in, all Real Estate necessary or material to the ordinary conduct of its business and (ii) good and marketable title to, valid leasehold interests in, or valid licenses to use, all personal property and assets material to the ordinary conduct of its business, in each case except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Schedule 5.08(b)(1) sets forth the address (including street address, county and state or province) of all Real Estate (excluding Leases) that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Effective Date.  Each Loan Party has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party, free and clear of all Liens, other than Permitted Encumbrances.  Schedule 5.08(b)(2) sets forth the address (including street address, county and state or province) of all Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease as of the Effective Date.
5.09Environmental Compliance.
(a)No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)To the knowledge of the Loan Parties, except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently, or formerly, owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, municipal or local list; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or on any property formerly owned or operated by any Loan Party; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party.
(c)Except as could not reasonably be expected to have a Material Adverse Effect, (i) no Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party.
5.10Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operates.  Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11Taxes.  The Loan Parties have filed all federal, state, provincial and other material tax returns and reports required to be filed, and have paid all federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) that are described on Schedule 5.11 hereto or (ii) that are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed or seizure or garnishment made and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien or other right or remedy securing such obligation.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.  No Loan Party or any Material Subsidiary is a party to any tax sharing agreement.
5.12ERISA Compliance; Canadian Pension Plans.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or the remedial amendment period for such Plan has not expired and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Except as would not reasonably be likely to result in a Material Adverse Effect, the Lead Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 430 of the Code has been made with respect to any Plan.  No Lien imposed under the Code or ERISA exists, or to the knowledge of the Lead Borrower, is likely to arise on account of any Plan.
(b)There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)Except as would not reasonably be likely to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Lead Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Lead Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, and (iii) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
(d)No Canadian Loan Party maintains or is required to contribute to, or is liable under, any Canadian Pension Plan.
(e)Subject to the accuracy of the Lenders’ representations in Section 9.18, the Loan Parties represent and warrant as of the Effective Date that the Loan Parties are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Loan Parties’ entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

5.13Material Subsidiaries; Equity Interests.  As of the Effective Date, the Loan Parties have no Material Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Material Subsidiary. As of the Effective Date, all of the outstanding Equity Interests in the Loan Parties and the Material Subsidiaries have been validly issued, are fully paid and non-assessable and are owned in the amounts specified on Part (a) of Schedule 5.13 free and clear of Liens except for (i) Permitted Encumbrances and (ii) Liens arising by operation of Law.  Except as set forth in Schedule 5.13, as of the Effective Date, there are no outstanding rights to purchase any Equity Interests in any Material Subsidiary.  As of the Effective Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.
5.14Margin Regulations; Investment Company Act.
(a)No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of the Credit Extensions shall be used directly or indirectly for any purpose that violates Regulations T, U, or X issued by the FRB.
(b)None of the Loan Parties, any Person Controlling any Loan Party, or any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15Disclosure.  Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Material Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16Compliance with Laws.  Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are necessary for the operation of their respective businesses, to avoid conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18Labor Matters.

There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened in writing except where the same could not reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act (if applicable) and any other applicable federal, state, provincial, municipal, local or foreign Law dealing with such matters except to the extent that any such non-compliance could not reasonably be expected to have a Material Adverse Effect. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state, provincial or foreign Law except for liabilities or obligations that could not reasonably be expected to have a Material Adverse Effect.  All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party in each case, except in the case where such non-payment could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no Loan Party is a party to or bound by any collective bargaining agreement or any similar agreement or arrangement. As of the Effective Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened in writing to be filed with the National Labor Relations Board, except in the case where such representation could not reasonably be expected to have a Material Adverse Effect, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened in writing to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party, except for such complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints as could not reasonably be expected to have a Material Adverse Effect.

5.19Security Documents.
(a)The Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable Lien on the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Upon (i) the filing of UCC financing statements, naming the Agent as secured party, Domestic Loan Parties as debtors and such Collateral as collateral, in the offices of the Secretaries of States of the States in which the Domestic Loan Parties are incorporated or formed, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Domestic Loan Parties in all such Collateral that may be perfected by the filing of a UCC financing statement, and (ii) the obtaining of “control” (as defined in the UCC) of any such Collateral, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Domestic Loan Parties in all such Collateral that may be perfected by obtaining control, in each case prior and superior in right to any other Person (other than holders of Permitted Encumbrances having priority by operation of Law and of Permitted Encumbrances permitted by clauses (h) or (v) of the definition thereof).
(b)When the Security Agreement (or a short form thereof including any intellectual property security agreement) is filed in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement or the Canadian Security Documents, as applicable) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the applicable Loan Parties after the Effective Date).
(c)The Canadian Security Documents create in favor of the Agent, for the benefit of the Canadian Credit Parties, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Canadian Security Documents), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Upon the filing of the financing statements, releases and other filings in appropriate form in the offices specified in Schedule II of the General Security Agreement forming part of the Canadian Security Documents, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected under the PPSA (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the PPSA), in each case prior and superior in right to any other Person (other than holders of Permitted Encumbrances having priority by operation of Law).
5.20Solvency.

After giving effect to the transactions contemplated by this Agreement, and immediately before and after giving effect to each Credit Extension, the Loan Parties and their Subsidiaries, on a Consolidated basis, are Solvent.

5.21Deposit Accounts; Credit Card Arrangements.
(a)Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository and (iii) the identification of each Blocked Account Bank.
(b)Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.
5.22Brokers.  No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan  Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
5.23Sanctions Concerns and Anti-Corruption Laws.
(a)No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity  that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the Government of Canada or any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
(b)The Loan Parties and their Subsidiaries have conducted their business in compliance with the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws and applicable Sanctions, and to the knowledge of each Borrower, the Loan Parties and their Subsidiaries are in compliance with such anti-corruption laws and applicable Sanctions in all material respects. Each Loan Party and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with applicable anti-corruption laws and Sanctions.
5.24Beneficial Ownership Certification.  As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.25Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
5.26Covered Entities.  No Loan Party is a Covered Entity.
ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit that has not been fully Cash Collateralized shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Material Subsidiary to:

6.01Financial Statements.  Deliver to the Agent, in form and detail satisfactory to the Agent:
(a)as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of Holdings and its Relevant Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of Holdings and its Relevant Subsidiaries;
(b)as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of Holdings and its Relevant Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such

Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d), (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of Holdings and its Relevant Subsidiaries on a Consolidated basis as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)for any Fiscal Month during which Excess Availability at any time is less than forty percent (40%) of the Loan Cap, as soon as available, but in any event within thirty (30) days after the end of each such Fiscal Month of each Fiscal Year of the Lead Borrower (except the last Fiscal Month of each of the first three (3) Fiscal Quarters of each Fiscal Year), a Consolidated balance sheet of Holdings and its Relevant Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of Holdings and its Relevant Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

ARTICLE VIIas soon as available, but in any event no more than seventy-five (75) days after the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form satisfactory to the Agent, of Canadian Availability, Domestic Revolving Availability, Excess Availability and the Aggregate Revolving Borrowing Base, a statement of the projected number of Stores to be opened and closed by the Borrowers, and the Consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Relevant Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs).

At the reasonable request of the Agent, the Loan Parties shall deliver consolidating financial statements to the Agent for the periods specified in each of clauses (a) – (d) of this Section 6.01 (but with respect to clause (c), only if Consolidated financial statements would otherwise be required to be delivered) within a reasonable period of time following the Agent’s request therefor.

Notwithstanding the foregoing, the documents to be delivered pursuant to clauses (a), (b) and (c) above (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered by posting such information, or providing a link thereto, on (i) Holdings’ website on the Internet at https://ir.rh.com/investor-overview (which website address may be modified from time to time upon notice to the Agent), (ii) on the Lead Borrower’s behalf, on an Internet or intranet website, if any, to which the Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Agent), or (iii) on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto; provided that, except in the case of any filing on EDGAR or any successor thereto, the Lead Borrower shall notify in writing (which can be by electronic mail) the Agent of the posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent.The Agent shall not have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.01Certificates; Other Information.  Deliver to the Agent, in form and detail satisfactory to the Agent:

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower;

(b)on or before the fifteenth day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), or more frequently as the Borrowers may elect (provided that, if the Borrowers elect to deliver a Borrowing Base Certificate on a more frequent basis than is required by the other provisions of this Section 6.02(b), then the Lead Borrower shall continue to furnish a Borrowing Base Certificate on such basis from the date of such election through the remainder of the Fiscal Year in which such election was made), a Borrowing Base Certificate showing the Canadian Borrowing Base and the Domestic Revolving Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Monday of each week (or, if Monday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;
(c)the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;
(d)upon the Agent’s reasonable request therefor, a report summarizing the then current insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and Material Subsidiaries;
(e)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Material Subsidiary, copies of each material notice or other material correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in Canada or any other applicable non-U.S. jurisdiction) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Material Subsidiary or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;
(f)promptly following any request therefor, provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Beneficial Ownership Regulation and the Proceeds of Crime Act; and
(g)promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Notwithstanding the foregoing, the documents to be delivered pursuant to clause (d) above (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered by posting such information, or providing a link thereto, on (i) Holdings’ website on the Internet at https://ir.rh.com/investor-overview (which website address may be modified from time to time upon notice to the Agent), (ii) on the Lead Borrower’s behalf, on an Internet or intranet website, if any, to which the Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Agent), or (iii) on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto; provided that, except in the case of any filing on EDGAR or any successor thereto, the Lead Borrower shall notify in writing (which can be by electronic mail) the Agent of the posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent. The Agent shall not have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States or Canada federal, provincial and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.02Notices.  Promptly notify the Agent:
(a)of the occurrence of any Default or Event of Default;
(b)following such Loan Party’s obtaining knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect,
(c)of the occurrence of any ERISA Event or Termination Event that would reasonably be likely to result in a Material Adverse Effect;
(d)of any material change in accounting policies or financial reporting practices by any Loan Party or any Material Subsidiary, in either case to the extent such change would impact the calculation of the Canadian Borrowing Base, the Domestic Revolving Borrowing Base, or the Consolidated Fixed Charge Coverage Ratio;

(e)of any change in any Loan Party’s senior executive officers;
(f)of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;
(g)following such Loan Party’s obtaining knowledge of the filing of any Lien for unpaid Taxes in excess of $5,000,000 in the aggregate, against any Loan Party;
(h)of any Prepayment Event; and
(i)of any failure by any Loan Party to pay rent beyond any applicable cure or grace period provided in the applicable lease at (i) any of the Loan Parties’ distribution centers or warehouses; (ii) twenty (20%) or more of such Loan Party’s Store locations or (iii) any of such Loan Party’s locations if such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

7.03Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators, and carriers) which, if unpaid, would by Law become a Lien upon its property other than a Permitted Encumbrance; and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.  Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.
7.04Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05 and except for the dissolution, liquidation, winding up or cessation of existence of any Subsidiary that is not a Material Subsidiary; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is (x) is no longer necessary in connection with any exercise of remedies by the Agent with respect to the Collateral and (y) is not material and necessary for the operation of the business of the Loan Parties and their Subsidiaries, taken as a whole.
7.05Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, except for ordinary wear and tear; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06Maintenance of Insurance.
(a)Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons;
(b)At all times keep its property constituting Collateral insured in favor of the Agent, as lender’s loss payee and/or additional insured, as applicable, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) to be endorsed to the Agent’s reasonable satisfaction for the benefit of the Agent (including, without limitation, by naming the Agent as lender’s loss payee and/or additional insured, as applicable), which endorsements shall provide that, unless otherwise directed by Agent, the insurer shall pay all proceeds with respect to any claim made in excess of $5,000,000 (and after the occurrence and during the continuance of a Cash Dominion Event, any claim) otherwise payable to the Loan Parties under the policies, directly to the Agent;
(c)Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent;
(d)Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07.  Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees.  The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

7.07Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.08Books and Records; Accountants.
(a)Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Material Subsidiary, as the case may be.
(b)At all times retain a Registered Public Accounting Firm of nationally recognized standing.
7.09Inspection Rights.
(a)Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, or accounting firm, all at the reasonable expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably requested (but no more often than one (1) per each Fiscal Year), upon reasonable advance notice to the Lead Borrower or the Canadian Borrower, as applicable; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.
(b)Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s or the Canadian Borrower’s, as applicable, practices in the computation of the Canadian Borrowing Base and the Domestic Revolving Borrowing Base (ii) the assets included in the Canadian Borrowing Base and the Domestic Revolving Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan, forecasts and cash flows.  The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to (i) while no Event of Default shall have occurred and be continuing, one commercial finance examination during any twelve (12) month period; provided that, if Excess Availability at any time is less than the greater of (x) twenty-five percent (25%) of the Loan Cap and (y) $125,000,000, the Loan Parties shall pay such fees and expenses for two commercial finance examinations during any twelve (12) month period, and (ii) all such commercial finance examinations, if required by Law or if an Event of Default shall have occurred and be continuing.  Notwithstanding the foregoing, the Agent shall cause at least one commercial finance examination to be conducted during each twelve (12) month period following the Effective Date at the expense of the Loan Parties, and may cause additional commercial finance examinations to be undertaken as it in its discretion deems necessary or appropriate, at its own expense.
(c)Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Inventory Collateral, including, without limitation, the Inventory and trademarks included in the Canadian Borrowing Base and Domestic Revolving Borrowing Base.  The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to (i) while no Event of Default shall have occurred and be continuing, one such appraisal during any twelve (12) month period; provided that, if Excess Availability at any time is less than the greater of (x) twenty-five percent (25%) of the Loan Cap and (y) $125,000,000, the Loan Parties shall pay such fees and expenses for two appraisals during any twelve (12) month period, and (ii) all such appraisals, if required by Law or if an Event of Default shall have occurred and be continuing.  Notwithstanding the foregoing, the Agent shall cause at least one Inventory appraisal and one trademark appraisal to be conducted during each twelve (12) month period following the Effective Date at the expense of the Loan Parties, and may cause additional appraisals to be undertaken as it in its discretion deems necessary or appropriate, at its own expense.
7.10Additional Loan Parties.  Notify the Agent at the time that any Person becomes a Material Subsidiary (including, without limitation, upon the formation of any Material Subsidiary that is a Division Successor), and promptly thereafter (and in any event within thirty (30) days, or such longer period as may be agreed by the Agent in its sole discretion): (a) cause such Material Subsidiary, if it is not a CFC (other than a Canadian Subsidiary guaranteeing Canadian Liabilities and, a European Borrower), (i) to become, at the Agent’s option (in consultation with the Lead Borrower), a Borrower or Guarantor by executing and delivering to the Agent a Joinder Agreement, and/or such other documents as the Agent shall reasonably deem appropriate for such purpose (including, with respect to any European Borrower, security documents governed by the law of the jurisdiction of such European Borrower), (ii) to grant a Lien to the Agent on such Material Subsidiary’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) to deliver to the Agent documents and information of the types referred to in Sections 4.01(a)(iii) and (iv) and 4.01(j) and upon the request of the Agent, favorable opinions of counsel to such Material Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), and (b) if any Equity Interests or Indebtedness of such Material Subsidiary are owned by or owing to any Loan Party, to the extent that such Equity Interests or Indebtedness are not already Collateral, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Material Subsidiary is a CFC, the Equity Interests of such Material Subsidiary to be pledged by any Domestic Loan Party shall be limited to sixty-five percent (65%) of the outstanding voting Equity Interests of such Material Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Material Subsidiary, in each case in form, content and scope reasonably satisfactory to the Agent.  In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Material Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Canadian Borrowing Base or the Domestic Revolving Borrowing Base.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (I) no Person shall be required to become a Loan Party pursuant to this Section 6.11 or take action pursuant to Section 6.16 to the extent the cost or other consequences (including any material adverse tax consequences) of such Person’s becoming a Loan Party shall be excessive in view of the benefits to be obtained by the Lenders therefrom, as reasonably determined by the Agent in good faith and in consultation with the Lead Borrower and (II) Equity Interests in a Material Subsidiary that is a CFC, to the extent such Equity Interests constitute Collateral, shall be limited to sixty-five percent (65%) of the outstanding voting Equity Interests of such Material Subsidiary that is a CFC and one hundred percent (100%) of the non-voting Equity Interests of such Material Subsidiary that is a CFC.

7.11Cash Management.
(a)ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained) and all payments due from credit card processors.
(b)(i) After the occurrence and during the continuance of a Cash Dominion Event, cause the ACH or wire transfer by the Domestic Loan Parties to the concentration account maintained at Bank of America or with another Domestic Revolving Lender reasonably satisfactory to the Agent with whom a Blocked Account Agreement has been executed  (the “U.S. Concentration Account”) , and (ii) after the occurrence and during the continuance of an Event of Default, cause the ACH or wire transfer by the Canadian Loan Parties to the concentration account maintained at Bank of America-Canada Branch or with another Canadian Lender reasonably satisfactory to the Agent with whom a Blocked Account Agreement has been executed (the “Canadian Concentration Account”), as applicable, in each case no less frequently than daily (and whether or not there are then any outstanding Obligations), all cash receipts and collections received by each applicable Loan Party from all sources, including, without limitation, the following:
(i)all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);
(ii)all proceeds of collections of Accounts;
(iii)all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event;
(iv)the then contents of each DDA (net of any minimum balance, not to exceed $10,000.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained); and
(v)the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $100,000.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank).
(c)Each of the U.S. Concentration Account and the Canadian Concentration Account shall at all times be under the sole dominion and control of the Agent.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the U.S. Concentration Account or the Canadian Concentration Account, (ii) the funds on deposit in the U.S. Concentration Account shall at all times be collateral security for all of the Obligations and the funds on deposit in the Canadian Concentration Account shall at all times be collateral security for all of the Canadian Liabilities, (iii) the funds on deposit in the U.S. Concentration Account shall be applied to the Obligations as provided in the Loan Documents and (iv) the funds on deposit in the Canadian Concentration Account shall be applied to the Canadian Liabilities as provided in the Loan Documents.  In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the U.S. Concentration Account or the Canadian Concentration Account, as applicable, or dealt with in such other fashion as such Loan Party may be instructed by the Agent.
(d)Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly setting forth all amounts deposited in each Blocked Account.
(e)Promptly (and in any event within five (5) Business Days, or such longer period as approved by the Agent) after entering into any agreement with any new credit card processor, notify the Agent and deliver a Credit Card Notification (reasonably satisfactory to the Agent) to such new credit card processor.
7.12Information Regarding the Collateral.  Furnish to the Agent (x) at least fifteen (15) days prior written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s registered or chief executive office or its principal place of business; (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state or other jurisdiction of organization and (y) not later than thirty (30) days after any change in the location of any office of any Loan Party office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), notice thereof.

7.13Physical Inventories.
(a)Cause not less than one physical inventory to be undertaken, at the reasonable expense of the Loan Parties, in each twelve (12) month period consistent with past practices. Upon reasonable request, the Agent, at the reasonable expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party.   The Lead Borrower shall provide the Agent with the preliminary Inventory levels at each of the Borrowers’ Stores within ten (10) days following the completion of such physical inventory.  The Lead Borrower, within sixty (60) days following the completion of such physical inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
(b)If any Event of Default exists, permit the Agent, in its discretion, to cause additional such inventories to be taken as the Agent reasonably determines (each, at the reasonable expense of the Loan Parties).
7.14Environmental Laws. Except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws, (b) obtain and renew all environmental permits necessary for its operations and properties and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.
7.15Further Assurances.
(a)Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the reasonable expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection of the Liens created or intended to be created by the Security Documents.
(b)Upon the request of the Agent, cooperate with the Agent to cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including,

without limitation, a Customs Broker Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.
7.16Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Material Subsidiaries is a party, keep such Leases in full force and effect (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Material Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

7.17Material Contracts.  (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, (c) enforce each such Material Contract in accordance with its terms, and, (d) upon request of the Agent, make such demands and requests for information and reports or for action from any other party to each such Material Contract as any Loan Party or any of its Material Subsidiaries is entitled to make under such Material Contract, and (e) cause each of its Material Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
ARTICLE VIII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit that has not been fully Cash Collateralized shall remain outstanding, no Loan Party shall, nor shall it permit any Material Subsidiary to, directly or indirectly:

8.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Encumbrances.
8.02Investments.  Make any Investments, except Permitted Investments.
8.03Indebtedness; Disqualified Stock; Equity Issuances. Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.
8.04Fundamental Changes.  Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, including, in each case, pursuant to a Division (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:
(a)any Subsidiary which is not a Loan Party may merge or amalgamate or consolidate with or into (i) a Loan Party (provided that the Loan Party shall be the continuing or surviving Person), or (ii) any one or more other Subsidiaries which are not Loan Parties (provided that when any wholly-owned Subsidiary is merging, amalgamating or consolidating with or into another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person);

(b)any Subsidiary which is a Loan Party may merge, amalgamate or consolidate with or into another Loan Party; provided that in any merger, amalgamation or consolidation involving a Borrower, a Borrower shall be the continuing or surviving Person;
(c)in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge, amalgamate or consolidate with or into or consolidate with any other Person or permit any other Person to merge, amalgamate or consolidate with  or into it; provided that (i) the Person surviving such merger, amalgamation or consolidation shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger, amalgamation or consolidation to which any Loan Party is a party, such Loan Party shall be the surviving Person;
(d)any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party;
(e)The Loan Parties and Material Subsidiaries may consummate the Permitted Company Reorganization; provided that ten (10) days prior to the consummation of the Permitted Company Reorganization, the Lead Borrower shall have furnished the Agent with a notice of the implementation of the Permitted Company Reorganization (the “Company Reorganization Notice”), and the Agent and the Lenders shall have received all documentation and other information relating to the Borrowers, the other Loan Parties and any other Person in connection with the Permitted Company Reorganization required by regulatory authorities under applicable AML Legislation and, for any Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, at least five (5) days prior to the Permitted Company Reorganization to the extent such information has been  requested at least eight (8) days after the Agent’s receipt of the Company Reorganization Notice;
(f)any Permitted Investment may be structured as a merger, consolidation or amalgamation; and
(g)any Loan Party or any Material Subsidiary described in clause (1) of the definition thereof may dissolve or liquidate if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.
8.05Dispositions.  Make any Disposition except Permitted Dispositions.
8.06Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each of the following shall be permitted so long as no Default or Event of Default shall have occurred and be continuing prior, or immediately after giving effect, to the following, or would result therefrom:
(a)(i) The Loan Parties and their Subsidiaries may, directly or indirectly, make Restricted Payments to any Loan Party and (ii) non-Loan Party Subsidiaries may make Restricted Payments to any other non-Loan Party Subsidiary;
(b)the Loan Parties and each Material Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)the Loan Parties and each Material Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)the Loan Parties and each Material Subsidiary may make Restricted Payments on account of employee stock repurchase programs or other similar programs in an amount not to exceed $50,000,000 in any Fiscal Year;
(e)the Lead Borrower and each Material Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options;
(f)the Lead Borrower may make Restricted Payments to Holdings in an amount necessary to pay the contractual rate of interest on the Senior Notes;
(g)the Lead Borrower may make Restricted Payments to Holdings in an amount equal to the amount contributed by Holdings to the Lead Borrower consisting of the proceeds of the Senior Notes; provided that, until such Restricted Payment is made, such contribution by Holdings to the Lead Borrower shall remain in a segregated account, and the proceeds thereof shall not be used for any other purpose;
(h)the Loan Parties and Material Subsidiaries may make Restricted Payments from cash on hand and not with proceeds of the Loans so long as (i) for the one hundred twenty (120) days before any such Restricted Payment, no Loans have been outstanding, (ii) for each of the one hundred twenty (120) days preceding such Restricted Payment, the Borrowers shall have had cash on hand sufficient to make such Restricted Payment without the necessity of obtaining proceeds of Loans for the operations of their business or for the purpose of making such Restricted Payment, and (C) immediately after giving effect to such Restricted Payment, no Loans are outstanding;
(i)the Lead Borrower may make Restricted Payments to Holdings (or on behalf of Holdings) to pay obligations of Holdings incurred in the ordinary course of business in an amount not to exceed $10,000,000 in any Fiscal Year; and
(j)if the RP Conditions are satisfied (and the Lead Borrower has delivered a Transaction Certificate to the Agent), the Loan Parties and Material Subsidiaries may make other Restricted Payments (other than Restricted Payments of Intellectual Property).
8.07Prepayments of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, or make any payment of Indebtedness owed to Holdings, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness, Permitted Senior Debt and Indebtedness owed to Holdings), (ii) Subordinated Indebtedness in accordance with the subordination terms thereof, (iii) Permitted Senior Debt in accordance with the terms of any related intercreditor agreement, and (iv) Permitted Indebtedness owed to Holdings if, after giving effect thereto, the Payment Conditions are satisfied, (b) voluntary prepayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness or Permitted Senior Debt) as long as the Payment Conditions are satisfied, (ii) Subordinated Indebtedness in accordance with the subordination terms thereof and as long as the Payment Conditions are satisfied and (iii) Permitted Senior Debt in accordance with the terms of any related intercreditor agreement and (d) Permitted Refinancings of any such Indebtedness.

8.08Change in Nature of Business

Except (i) for the retail sale of wine and related or ancillary products, (ii) for food, beverage and hospitality (including guesthouse) or residence businesses and other lines of business reasonably complimentary to those conducted by the Loan Parties and their Subsidiaries on the Effective Date or (iii) as otherwise approved in writing by the Lead Borrower’s board of directors, engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Effective Date or any business reasonably related or incidental thereto.

8.09Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties and a transaction between or among Subsidiaries that are not Loan Parties, (b) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (c) the issuance of Equity Interests in the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries, (d) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Subsidiaries, (e) any issuances of securities (other than any such issuances not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Lead Borrower), (f) any transaction permitted under (i) any of clauses (b) through (e), (h), (i), (p) of the definition of “Permitted Disposition”, (ii) clauses (n), (p), (q) or (r) of the definition of “Permitted Encumbrances”, (iii) clauses  (b), (d), (g), (h), (m)-(o) or (t) of the definition of “Permitted Indebtedness”, (iv) clauses (g), (i), (l), (m), (o), (r), (s) or (t) of the definition of “Permitted Investments”, (v) any of Sections 7.04, 7.06, or 7.07 hereof and (g) any guarantees of obligations (other than Indebtedness) of Affiliates of the Loan Parties organized outside the United States.
8.10Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Material Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Material Subsidiary to Guarantee the Obligations, (iii) of any Material Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Material Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (d) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
8.11Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) for any purpose that would violate Regulations T, U or X of the FRB, or (b) for any purposes other than (i) the acquisition of working capital assets in the ordinary course of business, (ii) to finance Capital Expenditures of the Loan Parties, and (iii) for general corporate purposes, including with limitation paying dividends to Holdings, in each case to the extent expressly permitted under Law and the Loan Documents.

8.12Amendments to Organizational Documents. Amend, modify or waive any of a Loan Party’s rights under its Organization Documents in a manner materially adverse to the Credit Parties.
8.13Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

8.14Deposit Accounts. Open any new DDA that is not an Excluded Account, unless the Lead Borrower has notified Agent of the opening of such DDA, and has delivered to the Agent a Blocked Account Agreement with respect thereto within thirty (30) days of opening such DDA (or such longer period approved by the Agent in writing).
8.15Consolidated Fixed Charge Coverage Ratio.

During any period when Excess Availability is less than the greater of (x) ten percent (10%) of the Loan Cap and (y) $40,000,000 (such period, a “Covenant Compliance Period”), permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each month on a trailing twelve (12) months basis (beginning with the month ending immediately prior to the date that the Covenant Compliance Period commenced), to be less than 1.0:1.0 on a pro forma basis.  For purposes hereof, a Covenant Compliance Period shall be deemed continuing until Excess Availability has exceeded the greater of (x) ten percent (10%) of the Loan Cap and (y) $40,000,000 for thirty (30) consecutive days, in which case a Covenant Compliance Period shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of a Covenant Compliance Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Period in the event that the conditions set forth in the definition thereof again arise.

8.16Canadian Pension Plans.

No Canadian Loan Party shall become party to, or maintain or contribute to, or become liable under, any Canadian Pension Plan which is a defined benefit pension plan, or fail to make all required contributions to any Canadian Pension Plan when due.

8.17Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject or target of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent, L/C Issuer or otherwise) of Sanctions.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01Events of Default.  Any of the following shall constitute an event of default (an “Event of Default”):
(a)Non-Payment.  The Borrowers or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, (ii) pay within three (3) days after the same becomes due, any interest on any Loan or any L/C Obligation, or any fee due hereunder, or

(iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document;
(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (x) Section 6.01 and such failure continues for three (3) days, (y) Section 6.02 and such failure continues for three (3) days (or, with respect to any weekly Borrowing Base Certificate during an Accelerated Borrowing Base Delivery Event, such failure continues for one (1) day), or (z) Sections 6.03(a), 6.05(a) (solely with respect to the Loan Parties’ existence), 6.07, 6.10, 6.12, or 6.13 or Article VII;
(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days following the earlier of notice to a Responsible Officer by the Agent thereof or actual knowledge of a Responsible Officer thereof;
(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, shall be incorrect or misleading in any material respect when made or deemed made;
(e)Cross-Default.  (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness beyond the applicable grace period with respect thereto, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under  the documents providing for such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and, in such event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $25,000,000;
(f)Insolvency Proceedings, Etc.  Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for forty-five (45) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for forty-five (45) calendar days, or an order for relief is entered in any such proceeding;
(g)Inability to Pay Debts.  Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;
(h)Judgments.  There is entered against any Loan Party or any Material Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;
(i)ERISA; Canadian Pension Plans.  (i)(A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which would reasonably be likely to result in a Material Adverse Effect, or (B) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which failure would reasonably likely result in a Material Adverse Effect, or (C) a Termination Event occurs which would reasonably likely result in a Material Adverse Effect, or (ii) any event or condition similar to those specified in clause (i) hereof shall occur or exist with respect to any Canadian Pension Plan, which would reasonably be likely to result in a Material Adverse Effect, or if any Canadian Loan Party becomes party to, or maintains or contributes to, any Canadian Pension Plan which is a defined benefit pension plan, or if any Canadian Loan Party is in default with respect to payments due to a Canadian Pension Plan or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, in each case, which would reasonably be likely to result in a Material Adverse Effect;
(j)Invalidity of Loan Documents.  (i)  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect other than as expressly permitted under the Loan Documents; or any Loan Party or any other Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;
(k)Change of Control.  There occurs any Change of Control;
(l)Cessation of Business.  Except as otherwise expressly permitted hereunder, the Loan Parties, taken as a whole, shall take any action to suspend the operation of their business in the ordinary course (except as required by applicable Law), liquidate all or a material portion of their assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of their business;
(m)Loss of Collateral.  There occurs any uninsured loss to any material portion of the Collateral of the type included in any of the Canadian Borrowing Base or the Domestic Revolving Borrowing Base; or
(n)Subordination.  (i)  The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness in an amount in excess of $25,000,000 (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness other than in accordance with its terms; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
9.02Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
(a)declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations (but excluding Other Liabilities) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)require that the Loan Parties Cash Collateralize the L/C Obligations; and
(d)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Material Subsidiary under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03Application of Funds.After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from the Domestic Loan Parties or from the Collateral owned by the Domestic Loan Parties on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities and the Canadian Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities and the Canadian Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Domestic Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to the extent that Swing Line Loans have not been refinanced by a Domestic Revolving Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Domestic Revolving Loans, L/C Borrowings with respect to Domestic Letters of Credit, and fees (including Letter of Credit Fees) owing to the Domestic Revolving Lenders, ratably among the Domestic Revolving Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Domestic Revolving Loans and L/C Borrowings with respect to Domestic Letters of Credit, ratably among the Domestic Revolving Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Domestic Letters of Credit;

Ninth, to payment of that portion of the Canadian Liabilities (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including amounts payable under Article III) payable to the Agent;

Tenth, to payment of that portion of the Canadian Liabilities (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders and the L/C Issuer (including Credit Party Expenses to the respective Canadian Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Tenth payable to them;

Eleventh, to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Revolving Loans, L/C Borrowings with respect to Canadian Letters of Credit, and fees (including Letter of Credit Fees) owing to the Canadian Lenders, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Eleventh payable to them;

Twelfth, to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Revolving Loans and L/C Borrowings with respect to Canadian Letters of Credit, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Twelfth held by them;

Thirteenth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit;

Fourteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourteenth held by them;

Fifteenth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifteenth held by them;

Sixteenth, to payment of all other Obligations arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixteenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clauses Eighth and Fifteenth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b)After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from the Canadian Loan Parties or from the Collateral owned by the Canadian Loan Parties on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders and the L/C Issuer (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Revolving Loans, L/C Borrowings with respect to Canadian Letters of Credit, and fees (including Letter of Credit Fees) owing to the Canadian Lenders, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Revolving Loans and L/C Borrowings with respect to Canadian Letters of Credit, and to pay any amounts owing with respect to Canadian Liabilities, ratably among the Canadian Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit;

Sixth, to payment of all other Canadian Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b), but excluding any Other Canadian Liabilities), ratably among the Canadian Credit Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of that portion of the Canadian Liabilities arising from Cash Management Services, ratably among the Canadian Credit Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to payment of all other Canadian Liabilities arising from Bank Products, ratably among the Canadian Credit Parties in proportion to the respective amounts described in this clause Eighth held by them; and

Last, the balance, if any, after all of the Canadian Liabilities have been indefeasibly paid in full, to the Canadian Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Canadian Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Liabilities, if any, in the order set forth above.

ARTICLE X
THE AGENT
10.01Appointment and Authority.
(a)Each of the Lenders (in its capacity as a Lender), the Swing Line Lender and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.
(b)The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
(c)For the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, each of the Lenders (in its capacity as a Lender), the Swing Line Lender and the L/C Issuer hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the Lenders (in its capacity as a Lender), the Swing Line Lender and the L/C Issuer as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Agent under any related deed of hypothec. The Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Agent in its capacity as hypothecary representative pursuant to any such deed of hypothec and applicable Law. Any person who becomes a Lender (in its capacity as a Lender), Swing Line Lender or L/C Issuer in accordance with the terms of this Agreement, shall be deemed to have consented to and confirmed the Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified as of the date it becomes a Lender (in its capacity as a Lender), Swing Line Lender or L/C Issuer, all actions taken by the Agent in such capacity. The substitution of the Agent pursuant to the provisions of this Article IX shall also constitute the substitution of the Agent as hypothecary representative as aforesaid without any further act or formality being required to appoint such successor Agent as the successor hypothecary representative for the purposes of any then existing deeds of hypothec. The execution by Bank of America, as the Agent in the capacity as hypothecary representative for the Lenders (in its capacity as a Lender), the Swing Line Lender and the L/C Issuer, prior to this Agreement of any deeds of hypothec is hereby ratified and confirmed.
10.02Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.03Exculpatory Provisions.  The Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent or the Arranger, as applicable:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein; and
(d)shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer.  In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the other applicable Credit Parties.  Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties.  In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.04Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05Delegation of Duties.  The Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent may request.
10.06Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

10.07Non-Reliance on Agent and Other Lenders.  Each Lender and the L/C Issuer expressly acknowledges that none of the Agent nor the Arranger has made any representation or warranty to it, and that no act by the Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or the Arranger to any Lender or the L/C Issuer as to any matter, including whether the Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender and the L/C Issuer represents to the Agent and the Arrangers that it has, independently and without reliance upon the Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
10.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers and Joint Bookrunners, Co-Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as an Agent, a Lender or the L/C Issuer hereunder.
10.09Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (excluding Other Liabilities) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent, and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent, and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,
(a)to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Permitted Disposition, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;
(b)to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances;
(c)to subordinate any Lien on Collateral other than Inventory, Accounts, Credit Card Receivables, DDAs and securities accounts to the holder of any Lien permitted by clause (v) of the definition of Permitted Encumbrances to secure Indebtedness permitted pursuant to clause (s) of the definition of Permitted Indebtedness; provided that, in connection with the foregoing, any subordination of the Agent’s Lien with respect to Eligible Trade Names and the removal of such Eligible Trade Names from the Domestic Revolving Borrowing Base shall be subject to the Loan Parties’ compliance with the Payment Conditions on a pro forma basis after giving effect to such removal; and
(d)to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan

Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens of the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

10.11Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

10.12Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;
(b)is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);
(c)expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
(d)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;
(e)agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and
(f)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.13Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, with the PPSA or with any other Law of the United States or Canada can be perfected only by possession or control.  Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.

10.14Indemnification of Agent.  Without limiting the obligations of Loan Parties hereunder, the Lenders shall indemnify the Agent,  the L/C Issuer and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
10.15Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
10.16Defaulting Lender.
(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if for any reason any Lender shall become a Defaulting Lender or otherwise shall fail or refuse to abide by its obligations under this Agreement, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Law, in addition to the rights and remedies that may be available to the other Credit Parties and the Loan Parties:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.08), will be applied at such time or times as may be determined by Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; SECOND, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the applicable L/C Issuer or Swing Line Lender hereunder; THIRD, if so determined by the Agent or requested by the L/C Issuer or Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; FOURTH, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; FIFTH, if so determined by the Agent and the Borrowers and subject to Section 2.03(g), to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; SIXTH, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; SEVENTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and EIGHTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (2) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment will be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 9.16 (a)(ii) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.  A Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09 or any Letter of Credit Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).  With respect to any such fee not required to be paid to any Defaulting Lender, the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender that is a Revolving Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04 the Applicable Percentage of each non-Defaulting Lender that is a Revolving Lender will be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (A) each such reallocation will be given effect only if, at the date the applicable Revolving Lender becomes a Defaulting Lender, no Default or Event of Default exists and (B) each such reallocation will be given effect only to the extent that, after giving effect to such reallocation, each non-Defaulting Lender’s Applicable Percentage of the Defaulting Lender’s aggregate Fronting Exposure will not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the sum of (x) the aggregate Outstanding Amount of the Loans of that non-Defaulting Lender, (y) that non-Defaulting Lender’s Applicable Percentage of the then Outstanding Amount of any L/C Obligations, and (z) that non-Defaulting Lender’s Applicable Percentage of the then Outstanding Amount of any Swing Line Loans.
(b)Defaulting Lender Cure.  If the Borrowers, the Agent, L/C Issuer and Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentage (without giving effect to Section 9.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that subject to Section 10.30, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
10.17Risk Participation.
(a)Upon the earlier of Substantial Liquidation (so long as the Canadian Revolving Commitments have been terminated) or the Determination Date, if all Canadian Liabilities have not been repaid in full, then the Domestic Revolving Lenders shall purchase (by way of a participation) from the Canadian Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Liabilities so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Liabilities and all other Obligations (excluding Other Liabilities).
(b)Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrowers (excluding those Obligations relating to the Canadian Liabilities and excluding Other Liabilities) have not been repaid in full, then the Canadian Lenders shall purchase from the Domestic Revolving Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Obligations (excluding Other Liabilities) so that each Revolving Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations (excluding Other Liabilities) of the Domestic Borrowers and the Canadian Liabilities.
(c)All purchases of Obligations under this Section 9.17 shall be at par, for cash, with no premium, discount or reduction.
(d)No Lender shall be responsible for any default of any other Lender in respect of any other Lender's obligations under this Section 9.17, nor shall the obligations of any Lender hereunder be increased as a result of such default of any other Lender.  Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.
(e)Each Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this Section 9.17 and the purchase of Obligations or the Canadian Liabilities, as applicable, as provided herein.
(f)The obligations of each Lender under this Section 9.17 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any of the Lenders.
(g)No fees required to be paid on any assignment pursuant to Section 10.06 of this Agreement shall be payable in connection with any assignment under this Section 9.17.

10.18Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.19Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender or any other Credit Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Credit Party  in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate or the Bank of America-Canada Overnight Rate, as applicable and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE XI
MISCELLANEOUS
11.01Amendments, Etc.
(a)Subject to Section 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i)increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;
(ii)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Revolving Commitments hereunder or under any other Loan Document, without the written Consent of such Lender;
(iii)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
(iv)as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the order of payments therein or the pro rata sharing of payments required thereby without the written Consent of such Lender;
(v)change any provision of this Section or the definition of “Required Lenders”, “Required Supermajority Lenders” or any other provision hereof or of any Loan

Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;
(vi)except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;
(vii)except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;
(viii)increase any advance rate percentage set forth in the definition of the terms “Canadian Borrowing Base”, or “Domestic Revolving Borrowing Base” without the written Consent of each Lender; or otherwise change the definition of the terms, “Canadian Borrowing Base” or “Domestic Revolving Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of the Required Supermajority Lenders; provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves;
(ix)modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and
(x)except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and; provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder (and any amendment, waiver or consent which by its terms requires the Consent of all Lenders or each affected Lender may be effected with the Consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the Consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the Consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.
(c)If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).
11.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.02(b) below, shall be effective as provided in such Section 10.02(b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc.  Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Reliance by Agent, L/C Issuer and Lenders.  The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Domestic Revolving Loan Notices, Canadian Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent and each of the parties hereto hereby consents to such recording.
11.03No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

11.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses.  The Borrowers shall pay all Credit Party Expenses; provided that the Canadian Borrower shall only pay Credit Party Expenses owing to the Canadian Credit Parties.
(b)Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent (and any sub-agent of the Agent), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit and any other Person seeking to enforce the rights of a Borrower, beneficiary, transferee, or assignee or Letter of Credit proceeds or the holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(d)Payments.  All amounts due under this Section shall be payable on demand therefor.
(e)Survival.  The agreements in this Section shall survive the resignation of any of the Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate or the Bank of America-Canada Overnight Rate, as applicable, from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06Successors and Assigns.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and
(B)in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:
(A)the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and
(B)the consent of the Agent, the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the applicable Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register.  The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to Section 10.06(e), the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) (it being understood that the documentation required under Sections 3.01(e) and (f) shall be delivered to the participating Lender)); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower's prior written consent.  A Participant that would be a Foreign Lender (other than a Canadian Lender) if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Sections 3.01(e) and (f) as though it were a Lender.
(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.
(h)Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 10.06(b) above, or resigns as the Agent in accordance with the provisions of Section 9.06, Bank of America may, (i) upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) with duplication of any notice required under Section 9.06, upon thirty (30) days’ notice to the Lead Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of

Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(i)Defaulting Lenders.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its pro rata share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
11.07Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof; provided that, in the case of information received from any Loan Party or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal, state and provincial securities Laws.

11.08Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations (excluding Other Liabilities) now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 9.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Lead Borrower or the Canadian Borrower, as applicable, and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent and each of the Credit Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

11.11Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the Lien on the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 hereof.
11.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not conflict with Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE STATE OF NEW YORK SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(e)ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
11.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

11.17Patriot Act Notice.  Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with such rules, regulations and procedures, including the Patriot Act and the Proceeds of Crime Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime Act.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the Corruption of Public Officials Act (Canada).  The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the Proceeds of Crime Act and the AML Legislation. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties and their respective directors, officers, employees and agents with applicable anti-corruption laws and Sanctions.
11.18Foreign Asset Control Regulations.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act.  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

11.19Canadian Anti-Money Laundering Legislation.
(a)Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, the L/C Issuer, or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)If the Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Agent:
(i)shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Legislation; and
(ii)shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

(c)None of the Loan Parties shall, nor shall they permit any of their Subsidiaries to (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to any AML Legislation, (ii) engage in any dealings or transactions prohibited by AML Legislation, or be otherwise associated with any such person in any manner violative of AML Legislation, or (iii) otherwise become a person on OFAC’s list of Specially Designated Nationals and Blocked Persons or a similar list under AML Legislation or be subject to any Sanctions.
11.20Time of the Essence.  Time is of the essence of the Loan Documents.
11.21Press Releases.
(a)Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent, any Lender or their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent or such Lender and without the prior written consent of the Agent or such Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent or such Lender before issuing such press release or other public disclosure.
(b)Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark.  The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof.  The Agent and each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
11.22Judgment Currency.

If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange.  Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Loan Party shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by the Agent of payment in the Judgment Currency, the Agent can use the amount paid to purchase the sum originally due in the Agreement Currency.  If the purchased amount is less than the sum originally due, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent and the other Credit Parties against such loss.  If the purchased amount is greater than the sum originally due, the Agent shall return the excess amount to such Loan Party (or to the Person legally entitled thereto).

11.23Additional Waivers.
(a)To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any Lien on, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.
(b)The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of Law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).
(c)To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated; provided that the Canadian Borrower shall be liable only for the Canadian Liabilities and the Collateral granted by the Canadian Borrower shall secure only the Canadian Liabilities.  Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)The Obligations are the joint and several obligation of each Loan Party; provided that the Canadian Loan Parties shall be liable only for the Canadian Liabilities.  Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments.  In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Domestic Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Domestic Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Domestic Borrowers in an amount, for each of such other Domestic Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Domestic Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Domestic Borrowers.  As of any date of determination, the “Allocable Amount” of each Domestic Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Domestic Borrower hereunder without (a) rendering such Domestic Borrower “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Domestic Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Domestic Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. Further, to the extent that any Domestic Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to the Canadian Borrower hereunder or other Obligations incurred directly and primarily by any the Canadian Borrower, then, in addition to any rights of contribution it may have from other Domestic Borrowers, such Domestic Borrower shall be entitled to contribution and indemnification from, and be reimbursed by, the Canadian Borrower in the amount of such payment.
11.24No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.25Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.26Limitation of Canadian Borrower Liability.

Notwithstanding anything to the contrary herein contained, the liability of the Canadian Loan Parties hereunder and under any other Loan Documents shall be limited to the Canadian Liabilities and the Canadian Loan Parties shall have no liability whatsoever under the Loan Documents with respect to any other Obligations of the Domestic Borrowers or the other Domestic Loan Parties.

11.27Amendment and Restatement.

This Agreement is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Effective Date all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement.  This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations.  With respect to (i) any date or time period occurring and ending prior to the Effective Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents.  From and after the Effective Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement.

11.28Quebec Interpretive Provision.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the Laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or PPSA shall be deemed to include publication by registration under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “foreclosure” shall be deemed to include the “exercise of a hypothecary right”, (xii) “lease” shall be deemed to include a “lease” or a “contract of leasing (crédit-bail)”, as applicable, and (xiii) “deposit account” shall be deemed to include a “financial account” (within the meaning of Article 2713.6 of the Civil Code of Quebec); (xiv) “construction liens” shall be deemed to include “legal hypothecs”, (xv) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (xvi) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xvii) “beneficial ownership” shall be deemed to include “ownership”, (xviii) “easement” shall be deemed to include “servitude”, and (xix) “priority” shall be deemed to include “rank” or “prior claim”, as applicable.The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language.  A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.

11.29Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Facility Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Facility Guaranty voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

11.30Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.31 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.31, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

DOMESTIC BORROWERS:

RESTORATION HARDWARE, INC., as Lead Borrower and as a Domestic Borrower

By:  /s/ Jack Preston

Name: Jack Preston

Title: Chief Financial Officer

RH US, LLC, as a Domestic Borrower

By:  /s/ Jack Preston

Name: Jack Preston

Title: Chief Financial Officer

WATERWORKS OPERATING CO., LLC, as a Domestic Borrower

By:  /s/ Jack Preston

Name: Jack Preston

Title: Treasurer

WATERWORKS IP CO., LLC, as a Domestic Borrower

By:  /s/ Jack Preston

Name: Jack Preston

Title: Treasurer

RH Yountville, Inc., as a Guarantor

By:  /s/ Jack Preston

Name: Jack Preston

Title: President

RHM, LLC, as a Guarantor

By:  /s/ Jack Preston

Name: Jack Preston

Title: Chief Financial Officer

RH GLOBAL HOLDINGS, INC., as a Guarantor

By:  /s/ Jack Preston

Name: Jack Preston

Title: Treasurer

CANADIAN BORROWER:

RESTORATION HARDWARE CANADA, INC., as Canadian Borrower

By:  /s/ Jack Preston

Name: Jack Preston

Title: Chief Financial Officer

bank of america, n.a., as Agent, a Domestic Revolving Lender, L/C Issuer and Swing Line Lender

By: /s/ Stephen T. Szymanski

Name: Stephen T. Szymanski

Title: Director

bank of america, n.a. (ACTING THROUGH ITS CANADA BRANCH), as a Canadian Lender and L/C Issuer

By: /s/ Sylwia Durkiewicz

Name: Sylwia Durkiewicz

Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Domestic Revolving Lender

By: /s/ Philip Bosma

Name: Philip Bosma

Title: Authorized Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Domestic Revolving Lender

By: /s/ Brent E. Shay

Name: Brent E. Shay

Title: Director

BMO HARRIS BANK N.A., as a Domestic Revolving Lender

By: /s/ Jim Vesecky

Name: Jim Vesecky

Title: Vice President

TD BANK, N.A., as a Domestic Revolving Lender

By: /s/ Frank Nicoletta

Name: Frank Nicoletta

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Domestic Revolving Lender

By: /s/ Nykole Hanna

Name: Nykole Hanna

Title: Authorized Signatory

CAPITAL ONE, NATIONAL ASSOCIATION, as a Domestic Revolving Lender

By: /s/ Joe A. Sacchetti

Name: Joe A. Sacchetti

Title: Duly Authorized Signatory